      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2000


                                                      REGISTRATION NO. 333-36122

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               ACCOUNT4.COM, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            7372                           04-3002234
  (STATE OR OTHER JURISDICTION
      OF INCORPORATION OR           (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
         ORGANIZATION)              CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                                75 WELLS AVENUE
                          NEWTON, MASSACHUSETTS 02459
                                 (617) 964-1633

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JOHN J. LUCAS, PRESIDENT
                               ACCOUNT4.COM, INC.
                                75 WELLS AVENUE
                          NEWTON, MASSACHUSETTS 02459
                                 (617) 964-1633

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

        WILLIAM C. ROGERS, ESQ.                         PAUL D. BROUDE, ESQ.
        CHOATE, HALL & STEWART                      EPSTEIN BECKER & GREEN, P.C.
            EXCHANGE PLACE                                 75 STATE STREET
            53 STATE STREET                          BOSTON, MASSACHUSETTS 02109
      BOSTON, MASSACHUSETTS 02109                          (617) 342-4000
            (617) 248-5000                               (617) 342-4001(FAX)
         (617) 248-4000 (FAX)

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF SECURITIES                AGGREGATE OFFERING        AMOUNT OF
                      TO BE REGISTERED                           PRICE (1)(2)       REGISTRATION FEE
Common Stock, $.01 par value per share......................      $64,400,000          $17,001.60

(1) Includes shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 25, 2000


P R O S P E C T U S
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------

    Account4.com, Inc. is offering for sale 4,000,000 shares of common stock. This is our initial public offering. Prior to this offering, no public market has existed for our common stock. The initial public offering price of our common stock is expected to be between $12.00 and $14.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "AFOR".

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                            PER SHARE           TOTAL
                                                            ---------         ---------
Public offering price.....................................  $                 $
Underwriting discounts....................................  $                 $
Proceeds to Account4.com..................................  $                 $

    Certain of our shareholders have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock to cover over-allotments.

    The underwriters are offering the shares on a firm commitment basis. The
underwriters expect to deliver the shares on or about              , 2000.

                            ------------------------

The Robinson-Humphrey Company
              Gerard Klauer Mattison & Co., Inc.
                            FAC/Equities

[DESCRIPTION OF INSIDE COVER ARTWORK]

The Account4 product logo appears as the title of this graphic with the subtitle "Internet-based Professional Services Automation."

Underneath this is a shaded oval. Inside the shaded oval is a list of features that comprise the Account4 product. These are grouped under three main categories: "Business Development," "Service Delivery," and
"Administration."

Under the "Business Development" category the following features are listed:
"Contact Management," "Opportunity Management," "Client Management," and "Work Requests."

Under the "Service Delivery" category the following features are listed:
"Engagement Management," "Work Tracking," "Skills Management," "Resource Management," "Schedules & Assignments," and "Forecasting."

Under the "Administration" category the following features are listed: "Time & Expense Reporting," "Invoicing," "Chargebacks," and "Project Accounting."

Pointers from the Account4 oval lead to two illustrations underneath it. The illustration on the left shows a multi-story building labeled "Professional Services Organizations (PSOs)" with "Account4" indicated within the building; bidirectional arrows go from "Account4" to rectangles labeled "Clients" outside of the building. The illustration on the right shows a large commercial building labeled "Corporate Information Technology (IT) Departments" with "Account4" indicated within the building; bidirectional arrows go from "Account4" to different areas of the building.

Underneath the two buildings is a globe graphic labeled "Internet."

A set of two curved arrows overlaps the globe and the multi-story building graphic on the left side of the page as described above. One arrow labeled "Communicate" points from the building into the globe; another arrow labeled "Collaborate" points back from the globe to the building indicating a circular flow.

A second set of two curved arrows overlaps the globe and the large commercial building graphic on the right side of the page as described above. One arrow labeled "Communicate" points from the building into the globe; another arrow labeled "Collaborate" points back from the globe to the building indicating a circular flow.

Beneath the globe is a bulleted list labeled "Business & Technology Benefits...". The list is in two columns.

The first column includes: "Increased Revenue Opportunities," "Improved Employee Utilization," "Increased Operational Efficiency," "Improved Client Satisfaction," and "Increased Profitability."

The second column includes: "Rapid Deployment," "Cost Minimization," "Ease of Personalization," "Adaptable to Customer's Business," and "Central Data Repository."

The Account4.com logo appears under the list.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Forward-Looking Statements..................................     12
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Capitalization..............................................     14
Dilution....................................................     15
Selected Financial Information..............................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Business....................................................     29
Management..................................................     40
Related Party Transactions..................................     46
Principal Shareholders......................................     47
Description of Capital Stock................................     48
Shares Eligible for Future Sale.............................     50
Underwriting................................................     51
Experts.....................................................     54
Legal Matters...............................................     54
Where You Can Find More Information.........................     54
Index to Financial Statements...............................    F-1

                                    SUMMARY

    THIS SECTION SUMMARIZES INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY IN DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

    UNLESS WE STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND THAT THE INITIAL PUBLIC OFFERING PRICE IS $13.00 PER SHARE, THE MIDPOINT OF THE RANGE OF ANTICIPATED INITIAL PUBLIC OFFERING PRICES.

                               ACCOUNT4.COM, INC.

OUR BUSINESS

    We provide Internet-based software products and services that enable professional services organizations (PSOs) and corporate information technology
(IT) departments to successfully manage projects and to increase the utilization, productivity, effectiveness and retention of their workforces. Our customers purchase our fully-integrated, end-to-end Account4 product because of its comprehensive features and "100% thin-client" architecture that allow users to access Account4 using only a Web browser and an Internet connection. These features help our customers minimize both their total cost of ownership and their need to change their business processes to accommodate a Professional Services Automation (PSA) software solution. Account4 is installed on a single server, making installation, personalization, modification and updates easy and quick to implement. Installation on a central server and our thin-client architecture will also allow us to modify Account4 to incorporate emerging technologies and be fully functional with hand-held or other wireless computing devices as demand for these features increases.

    We have developed Account4 based on our 13 years of experience in providing project and work management solutions. We have provided these solutions, including Account4, to a premier customer base of over 150 companies representing over 267,000 licensed users. We believe we have established a reputation for developing and providing innovative enterprise software solutions that has positioned Account4 as a leading product in the rapidly emerging PSA market. To date, 47 customers, representing over 30,000 users, have licensed Account4.

    Account4's comprehensive features provide our customers with:

    - increased revenue and profit opportunities and accelerated billing processes by providing real-time collection of, and access to, information;

    - improved employee utilization and retention by providing continuous access to personnel scheduling and availability, and project distribution;

    - increased efficiency of operations through the distribution, sharing and reuse of critical knowledge, data and information across an enterprise; and

    - improved client satisfaction resulting from efficient resource utilization and project management.

    Benefits of Account4's flexible, thin-client architecture include:

    - rapid deployment and immediate availability to all users;

    - ease of personalization, modification and scalability provided by installation on a central server and the use of HTML;

    - flexibility to extend Account4 to meet additional requirements or modify Account4 to accommodate existing business processes; and

    - consolidation of data into a central database.

    We believe these business and technology benefits collectively provide a fully-integrated and comprehensive PSA solution that minimizes our customers' total cost of ownership, creating a compelling competitive advantage for Account4.

OUR INDUSTRY

    Aberdeen Group estimates that the worldwide market potential for PSA software solutions was approximately $1.6 billion in 1998 and should increase 20% annually to approximately $4.0 billion in 2003. The served portion of this market is expected to increase by over 90% annually, from $106 million in 1999 to $1.6 billion in 2003, creating a large unserved market opportunity.

    The vast majority of PSA software solutions are directed toward IT consulting firms and corporate IT organizations, as the IT services sector represents one of the largest and fastest-growing segments of the professional services industry. Dataquest estimates that worldwide spending on IT services will grow by 13.9% per year to nearly $800 billion in 2003, and Gartner Group estimates that by 2003, 30% of all e-business projects will be suspended or cancelled due to the unavailability of IT resources. We believe that the strain on IT service providers caused by the shortage of IT workers will force IT service providers to automate the management and delivery of their services in order to maximize their utilization of resources and profitability.

OUR BUSINESS STRATEGY

    Our objective is to be the leading global supplier of PSA solutions to PSOs and corporate IT departments. We intend to leverage our 13 years of experience in providing project and workforce management solutions and extend our established reputation for developing and providing the most innovative, comprehensive, functional and cost-effective products. Our strategy to accomplish these goals includes:

    - capitalizing on the rapidly growing market for PSA software solutions;

    - investing in sales and marketing programs to generate significant brand awareness for Account4;

    - advancing our technology leadership position by continuing to focus significant resources on innovative product development;

    - expanding our sales, marketing, administrative and technology infrastructure as well as our facilities and services to further develop our international operations; and

    - developing additional complementary business and technology partnerships with third parties to augment our existing distribution channels, provide access to additional customers and enhance the features of our PSA solution.

HOW TO REACH US

    Our principal executive offices are located at 75 Wells Avenue, Newton, Massachusetts 02459, and our telephone number is (617) 964-1633. Our website is located at www.account4.com. Information on our website is not, however, intended to be part of this prospectus, and you should rely only on the information contained in this prospectus before deciding to invest in our common stock.

                                  THE OFFERING

Common stock we are offering................................  4,000,000 shares

Common stock to be outstanding immediately after this
  offering..................................................  15,384,521 shares(1)

Use of proceeds.............................................  Repayment of debt, expansion of sales and marketing activities, enhancement
                                                              of our products and technology, and
                                                              general corporate purposes, including
                                                              working capital and potential
                                                              acquisitions.

Proposed Nasdaq National Market symbol......................  AFOR

------------------------

(1) The number of shares of common stock to be outstanding excludes 1,458,421 shares that we may issue upon the exercise of stock options outstanding as of May 1, 2000.

                             SUMMARY FINANCIAL DATA

    You should read the following summary historical and as adjusted financial and operating information in conjunction with "Use of Proceeds," our financial statements and related notes, including the unaudited interim financial information, and other financial information, which appears later in this prospectus.

                                                                                       QUARTER ENDED
                                                      YEAR ENDED DECEMBER 31,            MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
                                                            (DOLLARS AND SHARES IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Account4 revenue...............................   $   40    $   296    $ 2,938    $   877     $1,364
  Other revenue..................................    4,273      5,723      5,123      1,433        510
                                                    ------    -------    -------    -------     ------
    Total revenues...............................    4,313      6,019      8,061      2,310      1,874
Income (loss) from operations....................      642        507        335        465       (629)
Net income (loss)................................      534        389        145        265       (390)
Net income (loss) per share
  Basic..........................................   $ 0.07    $  0.05    $  0.02    $  0.03     $(0.05)
                                                    ======    =======    =======    =======     ======
  Diluted........................................   $ 0.06    $  0.03    $  0.01    $  0.02     $(0.05)
                                                    ======    =======    =======    =======     ======
Weighted average shares used in computing net
  income (loss) per share:
  Basic..........................................    7,685      8,541      8,541      8,541      8,541
                                                    ======    =======    =======    =======     ======
  Diluted........................................    9,689     12,206     12,194     12,194      8,541
                                                    ======    =======    =======    =======     ======
OTHER OPERATING DATA:
New Account4 licenses............................        1          8         20          2         14
Cumulative Account4 licenses at end of period....        1          9         29         11         43

                                                                 AS OF MARCH 31, 2000
                                                              --------------------------
                                                               ACTUAL    AS ADJUSTED (1)
                                                              --------   ---------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 477         $47,041
Working capital.............................................     868          47,433
Total assets................................................   2,533          49,097
Total debt and capital lease obligations, including current
  portion...................................................   1,110              14
Total stockholders' equity (deficit)........................     (55)         47,605

------------------------

(1) Reflects the receipt of the net proceeds from the sale of 4,000,000 shares of common stock offered by us at the assumed public offering price of
    $13.00 per share, the midpoint of the range of anticipated initial public offering prices, and the application of the net proceeds from the offering including repayment of approximately $1.1 million of indebtedness, after deducting underwriting discounts and commissions and estimated offering expenses.

    Account4-Registered Trademark- and the Account4.com logo are trademarks of Account4.com. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. EACH OF THESE FACTORS COULD ADVERSELY AFFECT OUR OPERATIONS, THE MARKET PRICE OF OUR COMMON STOCK AND OUR FINANCIAL RESULTS, AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED HISTORY IN SELLING ACCOUNT4 AND WE OPERATE IN A RAPIDLY EMERGING INDUSTRY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS

    It is difficult to evaluate our business and prospects because our Account4 revenue and income potential are not fully proven. We did not begin commercial sales of Account4, our Internet-based product, until the third quarter of 1998. Because of our limited operating history with Account4, and because we expect Account4 to be our primary source of revenue in the future, there may not be an adequate basis for forecasts of future operating results and there can be no assurance that we will ever achieve or sustain profitability.

WE ANTICIPATE LOSSES AND NEGATIVE CASH FLOW IN THE FUTURE. OUR LOSSES MAY INCREASE BECAUSE WE PLAN TO INCREASE OPERATING EXPENSES, AND WE CANNOT GUARANTEE THAT WE WILL BECOME PROFITABLE

    We have recently increased our operating expenses in anticipation of future revenues and expect to continue to increase our operating expenses because of increases in:

    - the number of our employees;

    - sales and marketing activities; and

    - other costs related to implementing our growth strategy.

    As a result, we expect to experience losses and negative cash flow even if sales of our products and services continue to grow, and we may not generate sufficient revenues to achieve profitability in the future.

WE ARE CURRENTLY EXPERIENCING A PERIOD OF SIGNIFICANT GROWTH THAT MAY PLACE A STRAIN ON OUR RESOURCES

    We are experiencing and expect to continue to experience significant growth in our operations. This expansion will place additional demands on our management, operational capacity and financial resources. Our management, sales, technical and accounting resources may not be adequate to support our anticipated future growth. We need to hire additional personnel and devote significant resources to improving or replacing existing operational, accounting and information systems, procedures and controls. Our future operating results will depend on our ability to manage our growth effectively by, among other things:

    - predicting accurately the growth in the demand for Acccount4 and related services;

    - attracting, training and retaining key employees;

    - expanding and improving our financial systems, procedures and controls;

    - acquiring and installing new equipment and facilities; and

    - responding quickly and effectively to unanticipated changes in the PSA industry.

    If we are unable to manage our growth effectively, our business may suffer.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE ADOPTION OF PSA SOLUTIONS BY PSOS AND CORPORATE IT DEPARTMENTS

    We derive our revenues from the sale of PSA solutions to PSOs and corporate IT departments. This is a relatively new market, and it is uncertain whether these organizations will adopt PSA solutions on a widespread basis. Accordingly, the market for our products and services may not continue to grow, or, even if the market does grow in the immediate term, such growth may not be sustainable. Even if this market continues to grow, if we fail to continue to increase our penetration of this industry, our operating results may suffer.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER OR OTHER KEY EXECUTIVE PERSONNEL COULD SIGNIFICANTLY HARM OUR BUSINESS

    Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly John J. Lucas, our Chairman, President and Chief Executive Officer. The loss of the services of Mr. Lucas or other key employees would hurt our business. We do not maintain key person life insurance on the lives of Mr. Lucas or any of our other senior officers or key employees. Additionally, none of our key personnel is bound by employment agreements.

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE

    Some of our competitors have significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Many of our competitors may be able to respond more quickly than us to new or emerging technologies and changes in customer requirements. Our competitors have made and may continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors, possibly increasing their ability to address the need for PSA solutions. Our competitors may also establish or strengthen cooperative relationships with parties with whom we have relationships, thereby limiting our success with these parties.

IF WE CANNOT HIRE AND RETAIN QUALIFIED PERSONNEL, WE WILL NOT BE ABLE TO CONDUCT OUR OPERATIONS SUCCESSFULLY, IF AT ALL

    Due to significant competition for skilled workers and high turnover rates for such workers, we may experience difficulty in hiring and retaining the highly skilled employees we need. Our operating results may be harmed if we experience increased expenses related to attracting, training and retaining qualified employees. Like many other technology companies, we rely on stock options as a component of our employee compensation. If the market price of our common stock increases or decreases substantially, some current or potential employees may not perceive our equity incentives as attractive. Our failure to attract new personnel or retain and motivate our current personnel could adversely affect our business, financial condition and results of operations.

WE MAY LOSE EXISTING CUSTOMERS OR BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS OR ENHANCE OUR EXISTING PRODUCTS

    If we are unable to maintain and improve our product line and develop new products, we may lose existing customers or be unable to attract new customers. We may not be successful in developing and marketing product enhancements or new products on a timely or cost-effective basis. If we develop new products, they may not achieve market acceptance and our business could suffer.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO THE LENGTHY AND UNPREDICTABLE SALES CYCLES OF OUR PRODUCTS AND SERVICES AND POTENTIAL RESISTANCE TO ADOPTION OF OUR SOFTWARE

    Because our products and services have lengthy and unpredictable sales cycles, it is difficult to forecast the timing and recognition of revenues from sales of our products and services. Since we are unable to control many of the factors that influence our customers' buying decisions, lengthy and unpredictable sales cycles could cause our operating results to be below the expectations of analysts and investors, which could cause the price of our common stock to fall.

    Customers in our target market often take an extended time to evaluate our products before purchasing them. During the evaluation period, a variety of factors, including the introduction of new products or aggressive discounting by competitors and changes in our customers' budgets and purchasing priorities, may lead customers to not purchase, or reduce orders for, our products.

    In addition, because we are offering a new, Internet-based technology solution, we often must educate our prospective customers regarding the use and benefits of our technology, which may cause additional delays during the evaluation process.

WE MAY ENCOUNTER PROBLEMS EXPANDING OUR OPERATIONS INTERNATIONALLY

    We may not be able to successfully market, sell, deliver and support our products and services internationally. Our failure to build and manage effective international operations could limit the future growth of our business. Entry into international markets will require significant management attention and financial resources to open international offices and hire international sales and support personnel. Localizing our products is difficult and may take longer than we anticipate. We may experience delays in recruiting and training international staff. In addition, we have no experience in developing local versions of our products, and we have limited experience in marketing and selling our products and services overseas. We may experience longer sales cycles for our products and services in international markets. Doing business internationally involves greater expense and many additional risks, including:

    - changes in regulatory requirements, taxes, trade laws, tariffs, intellectual property rights and labor regulations;

    - changes in political or economic conditions;

    - difficulty in establishing, staffing and managing foreign operations; and

    - fluctuating exchange rates.

IF OUR PRODUCTS DO NOT CONTINUE TO BE COMPATIBLE WITH WIDELY USED SOFTWARE PROGRAMS, OUR REVENUES MAY BE ADVERSELY AFFECTED

    Our software must be installed on a computer server running the Microsoft Windows NT operating system and the Microsoft Internet Information Server system and have connectivity to the same computer server, or another computer server, running database software from Microsoft Corporation or Oracle Corporation. If we cannot obtain access to these software products, we may be unable to build and enhance our products on schedule. If these operating systems and software products do not remain widely used, or if we do not update our software to be compatible with newer versions of these systems and programs, our business could suffer.

    Our software connects to and uses data from a variety of our customers' existing software systems. If we fail to enhance our software to connect to and use data from newer versions of these products, we may lose potential customers.

OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY

    Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. We can offer no assurance that we can adequately protect our proprietary rights or that our competitors will not reverse engineer or independently develop similar technology.

IF OTHERS CLAIM THAT WE ARE INFRINGING ON THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS

    We cannot provide assurance that others will not claim that we are infringing on their intellectual property rights or that we do not in fact infringe on those intellectual property rights. We have not conducted a search for existing intellectual property registrations, and we may be unaware of intellectual property rights of others that may cover some of our technology.

    Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements, and in such event, we may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. We also may be subject to significant damages or an injunction against the use of our products. A successful claim of patent or other intellectual property infringement against us could cause immediate and substantial damage to our business and financial condition.

IF OUR PRODUCTS CONTAIN SIGNIFICANT DEFECTS OR IF OUR SERVICES ARE NOT PERCEIVED AS HIGH QUALITY, WE COULD LOSE POTENTIAL CUSTOMERS OR BE SUBJECT TO CLAIMS FOR DAMAGES

    Our products are complex and may contain unknown errors, defects or failures, particularly since we frequently release new versions. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may:

    - need to expend significant resources to locate and correct the errors;

    - need to delay introduction of new products or commercial shipment of products;

    - need to compensate dissatisfied customers; or

    - experience reduced sales and harm to our reputation from dissatisfied customers.

IF OUR CUSTOMERS ENCOUNTER PROBLEMS WITH OUR PRODUCTS, WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS

    Product defects may give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all of these limitations. Product liability claims, whether or not successful, could:

    - divert the attention of our management and key personnel from our business;

    - be expensive to defend; and

    - result in large damage awards.

    We have product liability insurance, but it may not be adequate to cover all of the expenses resulting from a claim.

WE MAY REQUIRE ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL

    We expect to incur losses as we pursue our growth strategy. We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue additional shares of our capital stock, shareholders will experience additional dilution, which may be substantial. If we need funds and cannot raise them on acceptable terms, we may not be able to continue our operations at the current level.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE MAY DECLINE AFTER THIS OFFERING

    Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after this offering. The initial public offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of our common stock could fall below the initial public offering price. The initial public offering price will be determined through negotiations between representatives of the underwriters and us and may not be representative of the price of our common stock after this offering. The price of our common stock may fluctuate substantially in the future. These fluctuations may be caused by several factors, including the prices we are able to charge for our products and services, competition and changes in technology. Other factors which may cause your investment in our common stock to be adversely affected or which may cause significant fluctuations in our stock price include:

    - our actual or anticipated operating results;

    - changes in our actual or anticipated growth rates;

    - changes in financial estimates or investment recommendations by securities analysts;

    - our operating results falling below analysts' or investors' expectations in any given period;

    - general economic and PSA market conditions;

    - changes in economic and capital market conditions;

    - changes in market valuations or earnings of our competitors;

    - announcements by us or our competitors of new products, service offerings, acquisitions or strategic relationships;

    - changes in business or regulatory conditions; and

    - trading volume of our common stock.

    Many companies' equity securities, including equity securities of Internet and other technology companies, have recently experienced extreme price and volume fluctuations. Often, these fluctuations are unrelated to the companies' operating performance. Elevated levels in market prices for securities, often reached following these companies' initial public offerings, may not be sustainable and may not bear any relationship to operating performance. Our common stock may not trade at the same levels as other stocks in our industry, and Internet stocks and other technology stocks in general may not sustain their current market prices. In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we become involved in securities litigation, it could be costly and divert resources and the attention of management from our business.

    We intend to apply to have our common stock included for quotation on the Nasdaq National Market. If we are approved for quotation on the Nasdaq National Market, we would be subject to financial and market-related tests established by Nasdaq to maintain our listing. We may not be able to maintain these listing criteria in the future, and our inability to do so could hinder the liquidity of our common stock and your ability to buy or sell it.

WE MAY NOT USE THE PROCEEDS OF THIS OFFERING EFFECTIVELY

    We intend to use the proceeds from this offering to repay debt; expand our business, including increasing sales, marketing and product development expenses; and for general corporate purposes, including working capital. We may use a portion of the proceeds to acquire other businesses, products or technologies. Investors will be relying on our judgment regarding the use of the proceeds from this offering. If we do not use these funds effectively, our business and stock price may be harmed.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

    If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

    After this offering, we will have 15,384,521 shares of our common stock outstanding. All of the shares sold in this offering, and 10,132 shares of common stock outstanding prior to this offering, will be freely tradable. The remaining shares of common stock will be available for sale in the public market 180 days after the date of this prospectus.

OUR OFFICERS, DIRECTORS AND THEIR AFFILIATED ENTITIES WILL BENEFICIALLY OWN APPROXIMATELY 74% OF OUR COMMON STOCK AND NO CORPORATE ACTION REQUIRING SHAREHOLDER APPROVAL CAN BE TAKEN WITHOUT THEIR APPROVAL, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK

    Our executive officers and directors, together with their affiliates, will beneficially own an aggregate of approximately 74% of our outstanding common stock following the completion of this offering. These shareholders, if acting together, will be able to control all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or similar transactions, even if other shareholders disagree.

WE DO NOT INTEND TO PAY DIVIDENDS AND YOU MAY NOT EXPERIENCE A RETURN ON INVESTMENT WITHOUT SELLING YOUR SHARES

    We have never declared or paid any cash dividends on our capital stock and do not intend to pay any dividends in the future. Therefore, you may not experience a return on your investment in our common stock without selling your shares.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS

    Provisions of our Certificate of Incorporation and By-Laws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

    - prohibiting cumulative voting in the election of directors, that would otherwise allow less than a majority of shareholders to elect director candidates;

    - limiting the ability of shareholders to call special meetings of shareholders; and

    - establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters to be acted upon by shareholders at shareholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock purchase and stock option plans may discourage, delay or prevent a change in control of us.

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR SHARES

    The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $9.91 in pro forma net tangible book value per share, or approximately 76.2% of the assumed offering price of $13.00 per share, the midpoint of the range of initial public offering prices.

                           FORWARD-LOOKING STATEMENTS

    Some of the information in this prospectus represents our expectations or projections. You can generally identify these forward-looking statements by the use of the words "may," "will," "expects," "intends," "plans," "estimates," "anticipates," "believes" or similar language. These forward-looking statements are made only as of the date of this prospectus and therefore involve substantial risks and uncertainties. We believe that it is important to communicate our expectations for the future to our investors, and we believe the expectations expressed in our forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct due to future events that we have not accurately predicted or over which we have no control, and our actual results may be materially different from our estimates or predictions. Important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other parts of this prospectus. Subject to any obligation that we may have to amend or supplement this prospectus as required by law and the rules of the SEC, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    We estimate that we will receive net cash proceeds from this offering of approximately $47,660,000, after deducting estimated underwriting discounts and estimated offering expenses and based upon an initial public offering price of $13.00 per share, which is the midpoint of the estimated price range.

    The principal purposes of this offering are to establish a public market for our common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.

    We currently intend to use the net proceeds of this offering received by us as follows:

    - to repay approximately $1.1 million in debt;

    - to expand domestic and international sales and marketing activities;

    - to expand customer service and operating capabilities;

    - to continue enhancement of our products and technologies; and

    - to develop our business infrastructure.

    We expect to use the remainder of the net proceeds for other general corporate purposes, including working capital, capital expenditures and possible acquisitions. The amount of funds that we actually use for these purposes will depend upon many factors, including revisions to our business plan, material changes in our revenues or expenses, and other factors described under "Risk Factors." Accordingly, our management will have significant discretion over the use and investment of the net proceeds from this offering.

    The indebtedness we intend to repay bears interest at a bank's prime rate (9.5% at March 31, 2000) plus 3.5% per year and matures on December 31, 2001.

    Pending the uses described above, we will invest the net proceeds in interest-bearing accounts or short-term, interest-bearing securities, or both.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000. Our capitalization is presented:

    - on an actual basis; and

    - on an as adjusted basis to reflect (i) our receipt of the net proceeds from the sale of 4,000,000 shares of common stock in this offering, as if it had occurred as of March 31, 2000 and (ii) the application of a portion of the net proceeds to repay approximately $1.1 million of indebtedness.

    The information in the table should be read in conjunction with the financial statements and accompanying notes that we have included elsewhere in this prospectus. The share numbers exclude 1,458,421 shares of common stock issuable upon the exercise of stock options outstanding at May 1, 2000 at a weighted average exercise price of $.68 per share and 932,826 shares of common stock available for issuance under our 1997 Stock Plan as of May 1, 2000.

                                                                  AS OF MARCH 31, 2000
                                                              ----------------------------
                                                               ACTUAL          AS ADJUSTED
                                                              --------         -----------
                                                                     (IN THOUSANDS)
Cash and cash equivalents...................................   $  477            $47,041
                                                               ======            =======
Current portion of capital lease obligations................        5                  5
                                                               ======            =======
Long-term debt and capital lease obligations, net of current
  portion...................................................   $1,105            $     9
                                                               ------            -------
Stockholders' equity (deficit):
Undesignated preferred stock; 10,000,000 shares authorized;
  no shares issued and outstanding, actual and as
  adjusted..................................................       --                 --
                                                               ------            -------
Common stock, $.01 par value; 40,000,000 shares authorized;
  11,384,521 shares issued and outstanding, actual;
  15,384,521 shares issued and outstanding, as adjusted.....      114                154
Additional paid-in capital..................................    3,037             50,657
Subscriptions receivable....................................      (11)               (11)
Deferred compensation.......................................   (2,327)            (2,327)
Accumulated deficit.........................................     (868)              (868)
                                                               ------            -------
Total stockholders' equity (deficit)........................      (55)            47,605
                                                               ------            -------
Total capitalization........................................   $1,050            $47,614
                                                               ======            =======

                                    DILUTION

    The assumed initial public offering price of $13.00 per share exceeds our net tangible book value per share. As of March 31, 2000, our net tangible book deficit was approximately $55,000 or $0.00 per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing this difference by the number of shares of common stock issued and outstanding.

    The sale of shares of common stock by us in this offering and the application of the net proceeds therefrom will result in an immediate increase in pro forma net tangible book value to $47.6 million or $3.09 per share to existing shareholders and an immediate dilution of $9.91 per share to investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share............           $ 13.00
Net tangible book deficit per share as of March 31, 2000...  $ 0.00
Increase per share attributable to this offering...........    3.09
                                                             ------
Net tangible book value per share after this offering......              3.09
                                                                      -------
Dilution per share purchased in this offering..............           $  9.91
                                                                      =======

    The following table summarizes the number of shares of common stock we will sell in this offering, the total price to be paid for these shares, the number of shares of common stock previously issued, the total consideration paid and the average price per share paid.

                                          SHARES PURCHASED       TOTAL CONSIDERATION     AVERAGE PURCHASE
                                        ---------------------   ----------------------        PRICE
                                          NUMBER     PERCENT      AMOUNT      PERCENT       PER SHARE
                                        ----------   --------   -----------   --------   ----------------
New investors.........................   4,000,000    26.0%     $52,000,000    98.8%          $13.00
Existing shareholders.................  11,384,521    74.0%         625,422     1.2%            0.05
                                        ----------    -----     -----------    -----
  Total...............................  15,384,521     100%     $52,625,422     100%
                                        ==========    =====     ===========    =====

    The foregoing tables assume:

    - a public offering price of $13.00 per share;

    - no exercise of the underwriters' over-allotment option; and

    - no exercise of any of the 1,458,421 options to purchase common stock outstanding as of May 1, 2000.

    If the underwriters exercise their over-allotment option in full, the shares to be held by existing shareholders will decrease to 10,784,521, or 70.1% of the total shares to be outstanding after the exercise, and the number of shares to be held by new investors will increase to 4,600,000, or 29.9% of the total shares to be outstanding after the exercise.

                         SELECTED FINANCIAL INFORMATION

    The selected statement of operations data for each of the years ended December 31, 1997, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999 have been derived from our financial statements, audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected statement of operations data for the year ended December 31, 1996, and the selected balance sheet data as of December 31, 1996 and 1997 have been derived from our financial statements, audited by Arthur Andersen LLP, not included in this prospectus. The selected statement of operations data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1995 have been derived from our unaudited financial statements. The selected statement of operations data for the quarters ended March 31, 1999 and 2000 and the selected balance sheet data as of March 31, 2000 are derived from our unaudited financial statements and the related notes included elsewhere in this prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The selected statement of operations data for the quarter ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 or any other future period. This data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                                            QUARTER ENDED
                                                                YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                  ----------------------------------------------------   -------------------
                                                    1995       1996       1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses.............................   $1,156     $  793     $1,564    $ 1,066    $ 2,423    $   913     $  796
  Consulting, support services and
    maintenance.................................    1,903      2,370      2,749      4,953      5,638      1,397      1,078
                                                   ------     ------     ------    -------    -------    -------     ------
    Total revenues..............................    3,059      3,163      4,313      6,019      8,061      2,310      1,874
Costs and expenses:
  Software licenses.............................      215        378        436        281        242         80         --
  Consulting, support services and
    maintenance.................................      651        780      1,191      2,168      2,377        653        457
  Sales and marketing...........................      529        691      1,028      1,475      2,939        574      1,196
  Product development...........................      478        479        561        925      1,434        349        455
  General and administrative....................      483        425        456        663        708        189        233
  Stock-based compensation......................       --         --         --         --         26         --        162
                                                   ------     ------     ------    -------    -------    -------     ------
Income (loss) from operations...................      703        410        641        507        335        465       (629)
Interest income (expense), net..................     (139)      (115)      (101)      (112)       (80)       (23)       (21)
                                                   ------     ------     ------    -------    -------    -------     ------
Income (loss) before income taxes...............      564        295        540        395        255        442       (650)
Provision for (benefit from) income taxes.......       (5)        10          6          6        110        177       (260)
                                                   ------     ------     ------    -------    -------    -------     ------
Net income (loss)...............................   $  569     $  285     $  534    $   389    $   145    $   265     $ (390)
                                                   ======     ======     ======    =======    =======    =======     ======
Net income (loss) per share:
  Basic.........................................   $ 0.10     $ 0.05     $ 0.07    $  0.05    $  0.02    $  0.03     $(0.05)
                                                   ======     ======     ======    =======    =======    =======     ======
  Diluted.......................................   $ 0.10     $ 0.05     $ 0.06    $  0.03    $  0.01    $  0.02     $(0.05)
                                                   ======     ======     ======    =======    =======    =======     ======
Weighted average shares used in computing net
  income (loss) per share
  Basic.........................................    5,687      5,687      7,685      8,541      8,541      8,541      8,541
                                                   ======     ======     ======    =======    =======    =======     ======
  Diluted.......................................    5,687      5,687      9,689     12,206     12,194     12,194      8,541
                                                   ======     ======     ======    =======    =======    =======     ======

                                                                AS OF DECEMBER 31,
                                               ----------------------------------------------------   AS OF MARCH 31,
                                                 1995       1996       1997       1998       1999          2000
                                               --------   --------   --------   --------   --------        ----
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................  $   695     $  854     $1,045     $  729     $1,752         $  477
Working capital..............................     (131)       126        599       (119)     1,094            868
Total assets.................................    1,182      1,322      2,288      2,429      3,171          2,533
Total debt and capital lease obligations,
  including current portion..................    1,096      1,096      1,118      1,115      1,111          1,110
Total stockholders' equity (deficit).........   (1,207)      (923)      (386)         2        173            (55)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS OUR FUTURE FINANCIAL PERFORMANCE, BUSINESS STRATEGY AND FINANCIAL PLANS THAT INVOLVE RISKS AND UNCERTAINTY. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY KNOWN AND UNKNOWN FACTORS, INCLUDING THOSE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading provider of Internet-based business software solutions to the PSA market. We license our 100% thin-client, Internet-based PSA solution, Account4, to PSOs and corporate IT departments, and we provide related consulting, personalization, implementation, integration, training and maintenance services. Account4 helps our customers increase the utilization, productivity and effectiveness of their workforces.

    We began commercial sales of Account4 in 1998 following approximately 3 years of development. In March 2000, we changed our name to Account4.com, Inc. to better reflect our focus on Internet-based software solutions for the PSA market. While we have operated profitably in each of the past 5 years, we incurred losses for the quarter ended March 31, 2000, and we expect to continue to incur losses as we invest to expand our business and further establish Account4 as a leading PSA solution. We increased our personnel from 48 employees as of January 1, 1999 to 68 employees as of May 1, 2000, as we added personnel in marketing, sales and product development.

    We began operations in 1988 as MultiTrak Software Development Corporation and provided mainframe computer-based work management software. In 1993, we began selling client-server-based work management software developed by PlanView, Inc., and in 1994 we changed our name to Work Management
Solutions, Inc. Since our inception, we have licensed software solutions to over 150 customers for use by over 267,000 users, including 47 organizations who have licensed Account4 for over 30,000 users.

    We currently focus all of our efforts on selling Account4 and related services, and we no longer actively sell software licenses and related services for mainframe computer-based and client-server based project and work management software. We believe our 13 years of experience in project and workforce management solutions and our innovative product advancements serve as important competitive advantages and will allow us to extend our leadership position in the emerging market for PSA solutions.

SOURCES OF REVENUES AND REVENUE RECOGNITION

    We classify our revenues as revenue from software licenses or revenue from consulting, support services and maintenance. These classifications represent the way in which we operate our business and the way in which we position our software and services to our customers. Since we introduced Account4, our software license revenue has been generated primarily from Account4. Consulting, support services and maintenance revenue has been generated in association with a combination of Account4 licenses and licenses of prior project and work management software products. While we continue to support prior products, we no longer actively sell software licenses for them. We do not expect that the revenues or costs related to prior products will have a material impact on our future financial results.

    Software license agreements typically represent a one-time license fee for the use of our software, the price of which is based primarily on the number of users. We license Account4 as an integrated system which provides full access to all features, as opposed to many of our competitors who sell individual modules or components of their products separately. Customers are charged additional license fees as they increase the number of users.

    Consulting, support services and maintenance revenue includes revenue from maintenance agreements and consulting projects. A customer has the option to purchase, at the time of an initial license, a maintenance agreement which entitles the customer to software upgrades and technical support over a stated term, generally 12 months. In subsequent years, customers can renew the maintenance agreement, for which they pay a renewal fee at the beginning of the maintenance period. We charge customers at the same rate for maintenance whether the fee is for an initial maintenance agreement or a renewal fee.

    Consulting projects typically involve implementation services as well as evaluating our customers' business practices, organizational structure and business requirements; designing, developing and configuring any requested personalization; and training our customers' staff. Although consulting services are not required for the implementation of Account4 or essential to its functionality, most customers choose to purchase consulting services. Some customers also purchase consulting services to develop and install interfaces between Account4 and third party enterprise software applications. Consulting services normally are performed on a per diem basis by our internal staff based on the number of days of services requested by our customers.

    Generally, we recognize software license revenue when all of the following conditions are met:

    - we have persuasive evidence of an arrangement with the customer;

    - we have delivered the product;

    - the amount of fees to be paid by the customer is fixed or determinable;

    - we believe that collection of these fees is probable; and

    - we have fulfilled all significant obligations related to the software license.

    We recognize revenue from maintenance support contracts ratably over the contract period. Consulting services are not essential to the functionality of the software products and are recognized as the services are performed.

COSTS AND EXPENSES

COST OF REVENUES

    Our cost of software license revenue historically has been comprised of royalty payments to third parties for sales of prior products, primarily to PlanView. Generally, there have been no material costs associated with sales of Account4 software licenses. To the extent we sell Account4 through resellers, we may incur commissions or other payments that may be categorized as costs of software license revenue. Our cost of providing consulting, support services and maintenance is comprised principally of personnel costs.

OTHER OPERATING EXPENSES

    Our other operating expenses consist of 3 general categories: sales and marketing, product development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each of these categories includes expenses that are unique to the category type, there are expenditures that are typically included in each of these categories, such as salaries, employee benefits, travel and entertainment expenses, and third party professional fees. In addition, certain common costs such as communication, rent and facilities costs are allocated to each of these areas based on headcount. Sales and marketing costs include sales commissions, public relations and advertising, trade shows and marketing materials. Software development costs incurred prior to the establishment of technological feasibility are included in product development costs as incurred. To date, all product development costs have been expensed as incurred. General and administrative costs include non-allocated salaries, other general overhead expenses and depreciation expenses. We expect that the absolute dollar amount of all 3 categories of operating expenses will continue to increase in future quarters as we hire additional employees and make investments to expand our business.

STOCK-BASED COMPENSATION

    In connection with the granting of stock options to our employees in the year ended December 31, 1999 and the quarter ended March 31, 2000, we recorded deferred stock-based charges totaling approximately $314,000 in the year ended December 31, 1999 and $2.2 million in the quarter ended March 31, 2000. These amounts represent the difference between the exercise prices at which the stock options were granted and the deemed fair value of our common stock on the date of the grants. This amount is included as a component of stockholders' equity (deficit), in accordance with the method described in Financial Accounting Standards Board Interpretation No. 28. At March 31, 2000, the remaining unamortized stock-based compensation totaled approximately $2.3 million and will be amortized over the following periods:


9 months ending December 31, 2000                         $  493,000
Year ending December 31, 2001                                657,000
Year ending December 31, 2002                                646,000
Year ending December 31, 2003                                370,000
Year ending December 31, 2004                                162,000
                                                          ----------
    Total                                                 $2,328,000
                                                          ==========

We expect to record significant additional stock-based compensation for stock options granted subsequent to March 31, 2000 including options to purchase 240,000 shares of common stock at an exercise price of $3.00 per share granted in May 2000.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, certain quarterly financial results and other operating data for the 7 quarters since we began commercial sales of Account4. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our financial statements and related notes included elsewhere in this prospectus. We have experienced and expect to continue to experience fluctuations in operating results from quarter-to-quarter. Historical operating results are not necessarily indicative of the results that we may expect for any future period.

    To enable you to better understand the trends in our business, the revenues in the following table have been divided into revenue from Account4 and other revenue.

                                                                                    QUARTER ENDED
                                                     ----------------------------------------------------------------------------
                                                     SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                                       1998        1998       1999       1999       1999        1999       2000
                                                     ---------   --------   --------   --------   ---------   --------   --------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Account4 software licenses.......................    $  23      $ 218      $ 770      $ 306       $ 448      $ 425      $ 796
  Account4 consulting, support services and
    maintenance....................................        8         37        107        179         312        391        568
                                                       -----      -----      -----      -----       -----      -----      -----
    Total Account4 revenue.........................       31        255        877        485         760        816      1,364
  Other revenue....................................    1,577      1,409      1,433      1,532       1,255        903        510
                                                       -----      -----      -----      -----       -----      -----      -----
        Total revenues.............................    1,608      1,664      2,310      2,017       2,015      1,719      1,874
Costs and expenses:
  Software licenses................................       --         --         80        124          --         38         --
  Consulting, support services and maintenance.....      582        591        653        635         577        512        457
  Sales and marketing..............................      415        464        574        660         736        969      1,196
  Product development..............................      249        290        349        329         364        392        455
  General and administrative.......................      178        193        189        144         163        212        233
  Stock-based compensation.........................       --         --         --         --          --         26        162
                                                       -----      -----      -----      -----       -----      -----      -----
Income (loss) from operations......................      184        126        465        125         175       (430)      (629)
Interest income (expense), net.....................      (26)       (30)       (23)       (24)        (18)       (15)       (21)
                                                       -----      -----      -----      -----       -----      -----      -----
Income (loss) before income taxes..................      158         96        442        101         157       (445)      (650)
Provision for (benefit from) income taxes..........        5          1        177         40          63       (170)      (260)
                                                       -----      -----      -----      -----       -----      -----      -----
Net income (loss)..................................    $ 153      $  95      $ 265      $  61       $  94      $(275)     $(390)
                                                       =====      =====      =====      =====       =====      =====      =====

OTHER OPERATING DATA:
New Account4 licenses..............................        1          6          2          6           5          7         14
Cumulative Account4 licenses at end of period......        3          9         11         17          22         29         43

REVENUES

    Total revenues increased approximately $266,000 from approximately
$1.6 million for the quarter ended September 30, 1998 to approximately
$1.9 million for the quarter ended March 31, 2000. This increase reflects a $1.3 million increase in Account4 revenue, partially offset by a $1.1 million reduction in other revenue, as summarized below.

    ACCOUNT4 REVENUE. Total Account4 revenue increased from approximately $31,000 for the quarter ended September 30, 1998 to approximately
    $1.4 million for the quarter ended March 31, 2000. Account4 software license revenue increased from approximately $23,000 for the quarter ended
    September 30, 1998 to approximately $796,000 for the quarter ended
    March 31, 2000. This increase was primarily attributable to an increase in the number of new licenses sold from 1 in the quarter ended September 30, 1998 to 14 in the quarter ended March 31, 2000. Quarter-to-quarter

    Account4 license revenue has fluctuated due to the varying size of the licenses sold during each quarter. While the level of Account4 license revenue and the number of new Account4 licenses sold per quarter have generally increased over this period, during the quarter ended December 31, 1999 we experienced a reluctance on the part of potential customers to enter into license arrangements due to their internal Year 2000 remediation efforts. Additionally, we sold a single $750,000 Account4 license in the quarter ended March 31, 1999, which represented 97.4% of our Account4 software license revenue in that quarter. During the 7-quarter period presented above, cumulative Account4 licenses sold increased from 3 as of September 30, 1998 to 43 as of March 31, 2000. Account4 consulting, support services and maintenance revenue increased approximately $560,000 from approximately $8,000 for the quarter ended September 30, 1998 to approximately $568,000 for the quarter ended March 31, 2000.

    OTHER REVENUE. Other revenue, which is derived from software license revenue and consulting, support services and maintenance revenue related to prior project and work management products, declined approximately
    $1.1 million from approximately $1.6 million for the quarter ended
    September 30, 1998 to approximately $510,000 for the quarter ended
    March 31, 2000, as we no longer actively sell software licenses, maintenance agreements or consulting services for these products.

COSTS AND EXPENSES

    SOFTWARE LICENSES. Generally there are no costs associated with sales of Account4 licenses. However, during this 7-quarter period we did incur some royalty payments to third parties related to our sale of prior products and one payment to a value added reseller related to an Account4 license.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Costs of consulting, support services and maintenance declined approximately $125,000 from approximately $582,000 for the quarter ended September 30, 1998 to approximately $457,000 for the quarter ended March 31, 2000. This decrease resulted from decreased incentives paid to staff based on lower utilization during the transition to Account4 from prior products.

    SALES AND MARKETING. Sales and marketing expenses increased approximately $781,000 from approximately $415,000 for the quarter ended September 30, 1998 to approximately $1.2 million for the quarter ended March 31, 2000. This increase was primarily attributable to an increase in costs related to our Account4 marketing programs, and an increase in sales and marketing employees from 14 to 27, reflecting our investment in Account4. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of additional domestic and international sales offices, and due to expected increases in marketing programs including advertising, public relations, website development, and other brand enhancement and promotional activities.

    PRODUCT DEVELOPMENT. Product development expenses increased approximately $206,000 from approximately $249,000 for the quarter ended September 30, 1998 to approximately $455,000 for the quarter ended March 31, 2000. This increase reflects our investment in Account4 and was attributable to an increase in development staff employees from 11 to 18. We believe that continued investment in Account4 product development is essential to our future success and expect that the absolute dollar amount of product development expenses will increase in future periods.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $55,000 from approximately $178,000 for the quarter ended September 30, 1998 to approximately $233,000 for the quarter ended
    March 31, 2000. This increase was primarily attributable to an increase in general overhead costs resulting from the increase in our overall number of employees. We expect general and administrative expenses to increase in absolute dollars in future periods.

    STOCK-BASED COMPENSATION. Prior to the quarter ended December 31, 1999, we did not recognize any stock-based compensation. We incurred stock-based compensation expense related to the amortization of deferred compensation resulting from the grant of stock options to our employees of approximately $26,000 during the quarter ended December 31, 1999 and approximately $162,000 during the quarter ended March 31, 2000.

RESULTS OF OPERATIONS

    The following table sets forth certain revenue and expense data as a percentage of our total revenues for each period presented:

                                                                                         QUARTER ENDED
                                                       YEAR ENDED DECEMBER 31,             MARCH 31,
                                                   --------------------------------   -------------------
                                                     1997        1998        1999       1999       2000
                                                   --------   ----------   --------   --------   --------
Revenues:
  Software licenses..............................    36.3%       17.7%       30.1%      39.5%       42.5%
  Consulting, support services and maintenance...    63.7        82.3        69.9       60.5        57.5
                                                    -----       -----       -----      -----      ------
    Total revenues...............................   100.0       100.0       100.0      100.0       100.0
Costs and expenses:
  Software licenses..............................    10.1         4.7         3.0        3.5         0.0
  Consulting, support services and maintenance...    27.6        36.0        29.5       28.3        24.4
  Sales and marketing............................    23.8        24.5        36.4       24.8        63.8
  Product development............................    13.0        15.4        17.8       15.1        24.3
  General and administrative.....................    10.6        11.0         8.8        8.2        12.5
  Stock-based compensation.......................     0.0         0.0         0.3        0.0         8.6
                                                    -----       -----       -----      -----      ------
Income (loss) from operations....................    14.9         8.4         4.2       20.1       (33.6)
Interest income (expense), net...................    (2.4)       (1.8)       (1.0)      (1.0)       (1.1)
                                                    -----       -----       -----      -----      ------
Income (loss) before income taxes................    12.5         6.6         3.2       19.1       (34.7)
Provision for (benefit from) income taxes........     0.1         0.1         1.4        7.6       (13.9)
                                                    -----       -----       -----      -----      ------
Net income (loss)................................    12.4%        6.5%        1.8%      11.5%      (20.8)%
                                                    =====       =====       =====      =====      ======

QUARTER ENDED MARCH 31, 1999 COMPARED TO QUARTER ENDED MARCH 31, 2000

REVENUES

    Total revenues decreased approximately $436,000, or 18.9%, from approximately $2.3 million for the quarter ended March 31, 1999 to approximately $1.9 million for the quarter ended March 31, 2000. This decrease reflects an increase of approximately $487,000 in revenue related to Account4 offset by a decrease of approximately $923,000 in revenue related to prior products, for which we no longer actively sell software licenses, maintenance agreements or consulting services. The components of this net decrease are summarized below:

    SOFTWARE LICENSES. Software license revenue decreased approximately $117,000, or 12.9%, from approximately $913,000 for the quarter ended March 31, 1999 to approximately $796,000 for the quarter ended March 31, 2000. Account4 software license revenue increased approximately $26,000, while software license revenue from prior products decreased by approximately $143,000.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Consulting, support services and maintenance revenue decreased approximately $319,000, or 22.9%, from approximately $1.4 million for the quarter ended March 31, 1999 to approximately $1.1 million for the quarter ended March 31, 2000. Consulting, support services and maintenance revenue related to Account4 increased by approximately $461,000 during this period, while consulting, support services and maintenance revenue from prior products decreased by approximately $780,000.

COSTS AND EXPENSES

    SOFTWARE LICENSES. Software license costs decreased from approximately $80,000 for the quarter ended March 31, 1999 to $0 for the quarter ended March 31, 2000. As there were no material software costs associated with Account4 licenses in either period, this decrease was attributable to a decrease in royalties paid to third parties associated with prior products.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Consulting, support services and maintenance costs decreased approximately $196,000, or 30.1%, from approximately $653,000 for the quarter ended March 31, 1999 to approximately $457,000 for the quarter ended March 31, 2000. This decrease was primarily due to a decrease in royalties paid to third parties for sales of prior products, as well as a decrease in incentives paid to staff based on lower utilization during the transition to the sale of Account4.

    SALES AND MARKETING. Sales and marketing expenses increased approximately $622,000, or 108.3%, from approximately $574,000 for the quarter ended March 31, 1999 to approximately $1.2 million for the quarter ended
    March 31, 2000. The increase was due to increased costs related to our Account4 marketing program and the addition of sales and marketing employees.

    PRODUCT DEVELOPMENT. Product development expenses increased approximately $106,000, or 30.5%, from approximately $349,000 for the quarter ended
    March 31, 1999 to approximately $455,000 for the quarter ended March 31, 2000. The increase was due to the addition of product development employees.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $44,000, or 23.0%, from approximately $189,000 for the quarter ended March 31, 1999 to approximately $233,000 for the quarter ended
    March 31, 2000. The increase was due to an increase in general overhead costs incurred as a result of company-wide growth.

    STOCK-BASED COMPENSATION. During the quarter ended March 31, 2000, we amortized stock-based compensation expense of approximately $162,000. There was no comparable charge during the quarter ended March 31, 1999.

    INTEREST INCOME (EXPENSE), NET. Net interest expense decreased approximately $2,000, or 10.7%, from approximately $23,000 for the quarter ended March 31, 1999 to approximately $21,000 for the quarter ended
    March 31, 2000. The decrease was due to an increase in interest earned on higher cash balances.

    PROVISION FOR (BENEFIT FROM) INCOME TAXES. We provided approximately $177,000 for income taxes for the quarter ended March 31, 1999 at an effective tax rate of 40%. For the quarter ended March 31, 2000, we recognized $260,000 of tax benefit based upon an effective tax rate of 40%. There was no provision for income taxes because we recognized an operating loss.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

REVENUES

    Total revenues increased approximately $2.0 million, or 33.9%, from approximately $6.0 million for the year ended December 31, 1998, to approximately $8.1 million for the year ended December 31, 1999. This reflects an increase of approximately $2.6 million in revenue related to Account4 offset by a decrease of approximately $600,000 in revenue related to prior products. The increase in Account4 revenue reflects further market penetration of Account4 as evidenced by an increase in cumulative Account4 licenses from 9 as of December 31, 1998 to 29 as of December 31, 1999.

    SOFTWARE LICENSES.  Software license revenue increased approximately
    $1.4 million, or 127.3%, from approximately $1.1 million for the year ended December 31, 1998 to approximately $2.4 million for the year ended
    December 31, 1999. Account4 software license revenue increased approximately $1.7 million, while software license revenue from prior products decreased by approximately $341,000. This increase was primarily due to an increase in the number of Account4 licenses, including a single $750,000 license in 1999.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Consulting, support services and maintenance revenue increased approximately $685,000, or 13.8%, from approximately $5.0 million for the year ended December 31, 1998 to approximately $5.6 million for the year ended December 31, 1999. Account4 consulting, support services and maintenance revenue increased approximately $944,000, while consulting, support services and maintenance revenue from prior products decreased by approximately $259,000. This reflects the increase in Account4 consulting projects and maintenance revenue from a growing installed base of Account4 customers.

COSTS AND EXPENSES

    SOFTWARE LICENSES. Software license costs decreased approximately $39,000, or 13.7%, from approximately $281,000 for the year ended December 31, 1998 to approximately $242,000 for the year ended December 31, 1999. As there were no material software license costs associated with Account4 licenses in either period, this decrease was attributable to a decrease in royalties paid to third parties associated with prior products.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Consulting, support services and maintenance costs increased approximately $209,000, or 9.6%, from approximately $2.2 million for the year ended December 31, 1998 to approximately $2.4 million for the year ended December 31, 1999. This increase was attributable to the expansion of our professional services organization.

    SALES AND MARKETING. Sales and marketing expenses increased approximately $1.5 million, or 99.2%, from approximately $1.5 million for the year ended December 31, 1998 to approximately $2.9 million for the year ended
    December 31, 1999. This increase was due to an increase in costs related to our Account4 marketing programs and the addition of sales and marketing employees.

    PRODUCT DEVELOPMENT. Product development expenses increased approximately $509,000, or 54.9%, from approximately $925,000 for the year ended
    December 31, 1998 to approximately $1.4 million for the year ended
    December 31, 1999. This increase was attributable to the addition of product development employees.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $45,000, or 6.7%, from approximately $663,000 for the year ended December 31, 1998 to approximately $708,000 for the year ended December 31, 1999. This increase was due to an increase in general overhead costs incurred due to company-wide growth.

    STOCK-BASED COMPENSATION. During the year ended December 31, 1999, we amortized stock-based compensation expense of approximately $26,000. There was no comparable charge during the year ended December 31, 1998.

    INTEREST INCOME (EXPENSE), NET. Net interest expense decreased approximately $32,000, or 28.1%, from approximately $112,000 for the year ended December 31, 1998 to approximately $80,000 for the year ended December 31, 1999. This decrease was due to an increase in interest earned on higher cash balances.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased approximately $104,000 from approximately $6,000 for the year ended December 31, 1998 to approximately $110,000 for the year ended December 31, 1999. The provision for income taxes was recorded at an effective tax rate of 40%. The provision for income taxes in 1998 was reduced by the utilization of our net operating loss carryforwards.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES

    Total revenues increased approximately $1.7 million, or 39.6%, from approximately $4.3 million for the year ended December 31, 1997 to approximately $6.0 million for the year ended December 31, 1998. This increase reflects an increase of approximately $255,000 in revenue related to Account4 and an increase of approximately $1.5 million in revenue related to prior products. The increase in Account4 revenue reflects further market penetration of the Account4 product as evidenced by an increase in cumulative Account4 licenses from 1 as of December 31, 1997 to 9 as of December 31, 1998. Also contributing to the increase was an increase in revenue associated with a large implementation of a prior product.

    SOFTWARE LICENSES. Software license revenue decreased approximately $498,000, or 31.9%, from approximately $1.6 million for the year ended December 31, 1997 to approximately $1.1 million for the year ended
    December 31, 1998. Account4 software license revenue increased approximately $226,000, while software license revenue from prior products decreased by approximately $724,000.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Consulting, support services and maintenance revenue increased approximately $2.2 million, or 80.2%, from approximately $2.7 million for the year ended December 31, 1997 to approximately $5.0 million for the year ended December 31, 1998. Account4 consulting, support services and maintenance revenue increased approximately $30,000 and consulting, support services and maintenance revenue from prior products increased approximately $2.2 million. The increase associated with prior products was primarily attributable to revenue associated with a large implementation of a prior product.

COSTS AND EXPENSES

    SOFTWARE LICENSES. Software license costs decreased approximately $155,000, or 35.6%, from approximately $436,000 for the year ended December 31, 1997 to approximately $281,000 for the year ended December 31, 1998. As there are generally no software costs associated with Account4 licenses, this decrease was attributable to a decrease in royalties paid to third parties associated with prior products.

    CONSULTING, SUPPORT SERVICES AND MAINTENANCE. Consulting, support services and maintenance costs increased approximately $977,000, or 82.1%, from approximately $1.2 million for the year ended December 31, 1997 to approximately $2.2 million for the year ended December 31, 1998. This increase was primarily due to the increased costs associated with a large implementation of a prior product as well as the increased costs associated with the addition of consulting employees.

    SALES AND MARKETING. Sales and marketing expenses increased approximately $447,000, or 43.5%, from approximately $1.0 million for the year ended December 31, 1997 to approximately $1.5 million for the year ended
    December 31, 1998. This increase was due to an increase in costs related to our Account4 marketing programs, an increase in commissions paid due to increased revenue, and the addition of sales and marketing employees.

    PRODUCT DEVELOPMENT. Product development expenses increased approximately $364,000, or 65.1%, from approximately $561,000 for the year ended December 31, 1997 to approximately

    $925,000 for the year ended December 31, 1998. This increase was due to the addition of product development employees.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $207,000, or 45.4%, from approximately $456,000 for the year ended December 31, 1997 to approximately $663,000 for the year ended December 31, 1998. This increase was due to an increase in general overhead costs associated with company-wide growth and an increase in compensation expense.

    INTEREST INCOME (EXPENSE), NET. Net interest expense increased approximately $11,000, or 10.6%, from approximately $101,000 for the year ended December 31, 1997 to approximately $112,000 for the year ended December 31, 1998. This increase was due to a decrease in interest earned on cash balances.

    PROVISION FOR INCOME TAXES. Provision for income taxes remained constant at approximately $6,000 for the year ended December 31, 1997 and for the year ended December 31, 1998. The provision for income taxes was recorded at an effective tax rate of 40%, which was reduced by the utilization of our net operating less carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    Since 1993, we have financed our operations through cash flow from operations. The net cash flow from operations for each of the years in the 3-year period ended December 31, 1999 and quarter ended March 31, 2000 have been impacted by net income (loss) along with changes in accounts receivable, accounts payable and accrual expense (including deferred maintenance). Net cash flow from operations was approximately $282,000 for the year ended December 31, 1997 and approximately $1.2 million for the year ended December 31, 1999. Net cash used in operations was approximately $235,000 for the year ended
December 31, 1998 and approximately $1.3 million for the quarter ended
March 31, 2000, due to the changes noted above.

    Cash used in investing activities, consisting of the purchase of computer equipment, furniture and other equipment to support our corporate growth was approximately $23,000, $138,000, $78,000 and $92,000 for the quarter ended March 31, 2000, and the years ended December 31, 1999, December 31, 1998 and December 31, 1997, respectively.

    For the quarter ended March 31, 2000, and the years ended December 31, 1999 and December 31, 1998, cash used in financing activities was approximately $1,000, $4,000 and $3,000, respectively. This cash used was primarily for the payments on a capital lease obligation. For the year ended December 31, 1997, we had cash provided by financing activities of approximately $1,000 due to proceeds from the exercise of stock options.

    We have notes payable to a shareholder of approximately $1.0 million and a note payable to a non-shareholder of $50,000. All notes are due on December 31, 2001 and bear interest at a bank's prime rate (9.5% at March 31, 2000) plus 3.5%.

    We expect to devote substantial resources to our product development efforts, our sales and marketing programs, and the continued support and maintenance of our growing customer base. We also expect to expand internationally and to grow our infrastructure as necessary to support our continued growth. As a result, we anticipate that capital expenditures will continue to increase in absolute dollars in the foreseeable future. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our operations for at least the next 12 months.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    The following discusses our exposure to market risk related to foreign currency exchange rates, changes in interest rates and equity prices. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the risk factors section of this prospectus.

FOREIGN CURRENCY EXCHANGE RATE RISK

    All of our revenues have been denominated in U.S. dollars, primarily from customers in the United States, and we have no exposure to foreign currency exchange rate changes. We expect, however, that future Account4 revenues may also be derived from international markets and may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of other currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Although we intend to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

INTEREST RATE RISK

    As of March 31, 2000, we had approximately $477,000 of cash and highly liquid short-term investments. Declines in interest rates would reduce our interest income from our short-term investments. As of March 31, 2000, we had total debt outstanding of approximately $1.1 million, which accrued interest at a bank's prime rate (9.5% as of March 31, 2000) plus 3.5%. An increase in the bank's prime rate would result in an increase in our interest expense.

EQUITY PRICE RISK

    We do not own any equity securities. Therefore, we are not subject to any direct equity price risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In
June 1999, the FASB issued SFAS No. 137, "Accounting For Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement
No. 133," that amends SFAS No. 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. We believe that our current revenue recognition policy complies with SEC guidelines.

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
YEAR 2000 IMPACT

    We have not experienced any problems with our computer systems or products relating to distinguishing twenty-first century dates from twentieth century dates, which generally are referred to as Year 2000 problems. We are also not aware of any material Year 2000 problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any Year 2000 problems.

INFLATION

    We believe that our revenues and results of operations have not been significantly impacted by inflation during the past 3 fiscal years.

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
                                    BUSINESS

OVERVIEW

    We are a leading provider of Internet-based software solutions that PSOs and corporate IT departments are using to successfully manage projects and to increase the utilization, productivity, effectiveness and retention of their workforces. Our fully-integrated Account4 solution utilizes 100% thin-client architecture that allows users to access Account4 using only a Web browser and an Internet connection. This is particularly attractive to organizations with employees who work at multiple locations and at client sites. Account4 is installed in a central location, making installation, personalization and updates easy to implement and helping to make our customers' total cost of ownership as low as possible. Installation on a central server and our thin-client architecture will also allow us to modify Account4 to incorporate emerging technologies and be fully-functional with hand-held and other computing devices as demand for these features increases.

    Account4 enables our customers to manage the processes that are key to their businesses: developing new business; tracking employees' skills and availability; assigning people to and managing projects; tracking work performed, employee time and expenses incurred on a particular project; and managing reports to clients. We also help our customers manage their workforce data more efficiently by enabling the information collected by Account4 to be transferred to and from other enterprise software programs, such as accounting and human resources software.

    As of May 1, 2000, we have licensed Account4 to 47 organizations for use by over 30,000 users. A representative sample of our Account4 customers includes ChaseMellon Shareholder Services, Inc., Continental Casualty Company, e-Sbiz, Inc., infoWorks, a business unit ot Viacom International, Inc., Mellon Bank Corporation, NSTAR, Octane Software, Inc., Silicon Graphics, Inc. and TXU Europe Group, Inc. We designed and built Account4 as an entirely new, full-featured Internet-based product. In designing the features and architecture of Account4, we have drawn on our 13 years of experience in designing and implementing project and workforce management solutions. We have provided these solutions, including Account4, to over 267,000 users in more than 150 PSOs and corporate IT departments.

THE PROFESSIONAL SERVICES AUTOMATION (PSA) MARKET OPPORTUNITY

    PSOs and corporate IT departments are facing growth opportunities constrained by inefficient internal management processes. Dataquest estimates that worldwide spending on IT services will increase at the rate of 13.9% per year to nearly $800 billion in 2003. A significant factor in the growth of the IT services market has been the emergence of the Internet as a major platform for business.

    According to Gartner Group, demand for IT services will outpace the supply of qualified IT personnel by as much as 20% per year through 2005. This imbalance has caused tremendous strain on IT service providers. Gartner estimates that by 2003, 30% of all e-business projects will be suspended or cancelled due to the inavailability of IT resources.

    The strain on IT service providers caused by the shortage of IT workers will force IT service providers to automate the management and delivery of their services to maximize their utilization of resources and profitability. The largest opportunity exists for PSA software applications that provide end-to-end solutions to automate and integrate processes which were previously paper-based, manual or performed using various stand-alone and disparate software programs within an organization. Such PSA solutions must also provide integrated access to third party content, commerce and services in order to fully exploit this opportunity.

    The market for PSA solutions is exhibiting robust growth. Aberdeen Group estimates that the worldwide market potential for PSA software solutions was approximately $1.6 billion in 1998 and should increase 20% annually to approximately $4.0 billion in 2003. The served portion of this market

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
is expected to increase by over 90% annually from $106 million in 1999 to $1.6 billion in 2003, creating a large unserved market opportunity.

    A comprehensive PSA solution enables executives, managers and staff to become more productive and profitable by:

    - increasing resource utilization through planning and scheduling;

    - better managing new business opportunities;

    - reducing billing turnaround time;

    - increasing access to and sharing of knowledge across an organization;

    - rapidly deploying the PSA solution across the enterprise;

    - integrating with existing enterprise applications;

    - capturing the inherently virtual, collaborative and people-centric characteristics of the workforce; and

    - offering an open, scalable and integrated architecture.

    Current resource utilization among PSOs averages only 60-65%. Aberdeen Group estimates that a PSA solution can increase the resource utilization of a workforce by 3-8%. The impact of such an increase in resource utilization can be significant. For example, a 1,000 person organization with a 3% increase in resource utilization would have the equivalent of 30 additional people added to its workforce.

THE ACCOUNT4 SOLUTION

    Account4 provides a fully-integrated business solution that provides PSOs and corporate IT departments with enhanced revenue and profit opportunities, increased operational efficiency, higher resource utilization and productivity, and improved customer satisfaction. We built Account4 on a technology platform that delivers this business solution in a way that helps our customers minimize both their total cost of ownership and their need to change their business processes to accommodate our software.

BUSINESS BENEFITS OF THE ACCOUNT4 SOLUTION

    We believe Account4 provides the following business benefits to our customers:

    - INCREASED REVENUE AND PROFIT OPPORTUNITIES. PSOs and corporate IT departments can increase the number of projects and revenues and profits per project on which they work by providing more efficient service delivery and more accurate financial management. By monitoring available resources in a real-time environment, our customers can deploy their resources across more projects. Customers use the time and expense tracking capabilities of Account4 to accelerate their billing process, permitting more timely payment for services.

    - IMPROVED EMPLOYEE UTILIZATION AND RETENTION. Managers can access employee utilization data and distribute assignments to maximize the efficiency of their workforce. Account4 relieves employees of many administrative burdens and enables them to monitor their schedules, assignments, and time and expenses, and perform other administrative functions, all in a real-time environment. Account4 enables employees to improve their billable hours, job satisfaction and career development. In addition, improving employee utilization and retention reduces recruitment and training expenses, protects key knowledge assets and can have a significant impact on operating results.

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
    - INCREASED EFFICIENCY OF OPERATIONS. Account4 enhances the capabilities and effectiveness of knowledge workers within PSOs and corporate IT departments by enabling the dissemination, sharing and reuse of critical information throughout the enterprise. With Account4's Internet-based access, service professionals can communicate and collaborate throughout all phases of a project, allowing our customers to maximize the productivity and improve the quality of work of each project member and the project team as a whole.

    - IMPROVED CLIENT SATISFACTION. Account4 improves client satisfaction by more effectively matching client needs with the most appropriate resources available for a project. Account4 enables our customers to provide their clients constant project status updates, permitting better control of the entire project. This efficiency allows PSOs and corporate IT departments to develop closer relationships with their clients, fostering repeat business.

TECHNOLOGY BENEFITS OF THE ACCOUNT4 SOLUTION

    We believe our 100% thin-client architecture provides the following benefits to our customers:

    - RAPID DEPLOYMENT. Once installed, Account4 is immediately available to any number of users without requiring installation on the users' computers. Users can quickly and easily learn to use Account4.

    - COST MINIMIZATION. Account4 minimizes the cost of implementation, consulting, support and maintenance.

    - EASE OF PERSONALIZATION, MODIFICATION AND SCALABILITY. Account4 can be quickly and cost-effectively modified to conform to the specific needs of a customer and to add users. New custom features can be easily added.

    - ADAPTABILITY TO CUSTOMER'S BUSINESS. Account4 is designed to be process neutral so that our customers can modify Account4 to accommodate their business processes.

    - CENTRAL DATABASE REPOSITORY. Account4 collects data into a single integrated database, which allows our customers to make better business decisions.

    We believe these business and technology benefits collectively provide a fully-integrated and comprehensive PSA solution that offers the lowest total cost of ownership, creating a compelling competitive advantage for Account4.

GROWTH STRATEGY

    Our objective is to be the leading global supplier of PSA solutions to PSOs and corporate IT departments. We intend to achieve this goal by providing the most innovative, functional and efficient PSA solutions. Key elements of our strategy include:

    - EXTENDING OUR LEADERSHIP POSITION IN THE RAPIDLY GROWING PSA MARKET. We believe that the projected shortage of qualified IT personnel will contribute to the rapid growth in the market for PSA solutions, currently projected by Aberdeen Group to be over 90% annually. We will focus our expanding sales and marketing efforts on leading PSOs and corporate IT departments that need more efficient and robust PSA solutions to maximize the utilization of their workforces. Account4 addresses the complex collaboration and business processes that PSOs and corporate IT departments face in selling, managing and delivering their services. Our experience working with PSOs and IT customers to address their project and workforce management needs allows us to quickly and efficiently assess and meet their PSA needs and to attract new customers.

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
    - ENHANCING THE ACCOUNT4 BRAND TO CAPITALIZE ON SIGNIFICANT UNSERVED PSA MARKET DEMAND. We intend to enhance our sales and marketing infrastructure to increase brand awareness of Account4. Increased brand awareness will allow us to capitalize on the significant current and future unserved demand for PSA solutions. Aberdeen Group estimates that approximately
      $2.0 billion of the $2.4 billion PSA market is currently unserved, and that the unserved portion of the PSA market will grow to $2.4 billion of the $4.0 billion market in 2003.

    - ADVANCING ACCOUNT4'S TECHNOLOGY LEADERSHIP. Our Acccount4 technology offers a unique PSA solution by combining 100% thin-client, XML compliant capabilities with traditional technology standards such as HTML, HTTP and SQL. Our technology objective is to continually improve our customers' experience and enhance Account4's functionality, such as the extension of our platform to support hand-held devices and voice-activated input. The functionality and versatility of our technology will allow us to continue to adapt Account4 to the specific requirements of an expanding customer base in both the PSO and corporate IT markets.

    - EXPANDING GLOBAL OPERATIONS. We believe there is a significant opportunity to become a leading provider of PSA solutions to PSOs and corporate IT departments internationally. We intend to invest significant resources in our sales and marketing infrastructure to promote global recognition of the Account4 brand. We also plan to continue to expand our other operations needed to support a global concern, including administrative and technology infrastructure, facilities and services.

    - DEVELOPING OUR BUSINESS AND TECHNOLOGY RELATIONSHIPS. We intend to pursue complementary business and technology partnerships that will allow us to extend our technology development efforts and enhance the marketing, sales and distribution of our products and services. In particular, we are currently pursuing partnerships with IT staffing firms; other enterprise software application firms, such as providers of human resources, customer relationship management and accounting software products; application service providers; value added resellers; and systems integrators. We believe that these partnerships can provide us with access to additional customers and technology that will enhance our existing PSA solutions and allow us to further penetrate the PSO and corporate IT markets.

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
PRODUCT AND SERVICES

ACCOUNT4

    Account4 provides a fully-integrated, end-to-end PSA solution grouped into 3 major areas that mirror the business model of a typical PSO or corporate IT department: Business Development, Service Delivery and Administration. Because Account4 is an integrated Internet-based application, it provides users in an organization the ability to access, share and collaborate on key data integral to the success of their business.

[DESCRIPTION OF GRAPHIC ON PAGE 33]

    The graphic is a shaded table titled "Account4 PSA Solution" with 3 boxed categories beneath the title: "Business Development", "Service Delivery" and "Administration". Features listed under each category are as follows:

Underneath "Business Development": "Contact Management", "Opportunity
           Management", "Client Management" and "Work Requests".

Underneath "Service Delivery": "Engagement Management", "Work Tracking", "Skills
           Management", "Resource Management", "Scheduling & Assignments" and "Forecasting".

Underneath "Administration": "Time & Expense Reporting", "Invoicing",
           "Chargebacks" and "Project Accounting".

    BUSINESS DEVELOPMENT

    Account4 supports the business development process from the identification of a new business opportunity through the development and acceptance of an engagement proposal. Features of Account4 that support business development include:

       - CONTACT MANAGEMENT. Users can establish their own individualized categories for contacts, record activities such as telephone calls and correspondence, and schedule future tasks.

       - OPPORTUNITY MANAGEMENT. Sales managers are able to track the entire sales cycle, price projects, forecast revenue and assess the probability of completing a sale using "what if" scenarios based on labor and nonlabor requirements, best practices templates or their own model. Capacity planning is supported to maximize resource utilization.

       - CLIENT MANAGEMENT. Users have immediate access to client portfolios and all interactions with employees and contractors including documents, contacts, telephone calls, contracts and statements of work to review and manage client relationships.

       - WORK REQUESTS. IT workgroups can manage a large number of requests for services, regardless of complexity, and can assess their impact on the group's business. Requests are initiated directly into the database and are then electronically routed to the proper individuals so that workers, requestors and evaluators are fully informed throughout the project life cycle.

    SERVICE DELIVERY

    Account4 supports the service delivery process from the beginning of an engagement through the completion of the project. Features of Account4 that support service delivery include:

       - ENGAGEMENT MANAGEMENT. Users can access information to manage work, resources, time and expenses, and other project details.

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
       - WORK TRACKING. Users can identify, manage and track specific project details to keep projects on time and within budget.

       - SKILLS MANAGEMENT. Managers can access information and search for resources within an organization based on the skills and proficiency levels of service providers.

       - RESOURCE MANAGEMENT. Managers can approve work requests, monitor and approve time and expenses, monitor capacity and otherwise manage resource utilization.

       - SCHEDULING AND ASSIGNMENTS. Managers can review resource availability, allocate resources to projects, and establish billing rates or charge back allocation percentages for internal work.

       - FORECASTING. Employees can communicate project status information and managers can use the information to determine the effect any changes in the project forecast would have on staff utilization.

    ADMINISTRATION

    Account4 provides the administrative services needed to support an engagement and work efforts of a project from authorization to completion. Features of Account4 that support administrative services include:

       - TIME AND EXPENSE REPORTING. Users are able to quickly, easily and accurately report 100% of their time and expenses spent on projects, work requests, administrative tasks and vacation.

       - INVOICING. Managers can collect and review expense items and create invoices.

       - CHARGEBACKS. Chargebacks are the internal billing of project costs associated with work being performed by the IT staff of an organization. IT managers can create, review and approve chargebacks using Account4.

       - PROJECT ACCOUNTING. Management can see the status of all work being performed by staff, forecast the effects any new work may have on staffing requirements and revenue potential, and perform win/loss analysis on past opportunities.

ADDITIONAL FEATURES AND BENEFITS OF ACCOUNT4

    Based on our experience in the project and work management markets, we have added the following capabilities to enhance the usability of Account4:

    - ACCOUNT4 MICROSOFT PROJECT PORTAL (MSP PORTAL). The MSP Portal provides a bi-directional interface between Account4 and Microsoft's desktop project management software, Microsoft Project. The MSP Portal allows customers to create or store projects that pertain to new or previous work. These projects may embody a company's best practices templates or may simply be a knowledge base of how to perform familiar work. Using the MSP Portal, information can be transferred to Account4, and the tasks from these templates can be immediately distributed to all appropriate resources. After time is entered, updates are made to the work in Account4, which can be transferred back to Microsoft Project via the MSP Portal, automatically updating the corresponding project. This provides managers with a means of constantly updating projects using best practices and producing project and resource-based graphical reports.

    - ACCOUNT4 REPORT SERVER. The report server allows users to run reports either on request or automatically at scheduled intervals. A comprehensive selection/filtering mechanism within the report system allows managers to select data from the Account4 knowledge base to focus on critical issues. Reports can be added or modified at the user's discretion.

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
CONSULTING, SUPPORT SERVICES AND MAINTENANCE

    Our Professional Services Group assists our customers with the successful implementation of Account4 by providing experienced and knowledgeable professionals for implementation, development, training and support activities.

    The Professional Services Group partners with our customers to:

       - define their business requirements;

       - create a design that meets their requirements;

       - successfully implement Account4;

       - provide user training and support;

       - train system administrators to maintain the technical environment and support their users;

       - write customer-specific process, product and system documentation; and

       - develop personalized HTML pages and processes, interfaces and reports.

    We have successfully implemented enterprise business software systems in organizations numbering from under a hundred to several thousand users for the past 13 years. We build upon this experience and share our knowledge with customers to help them achieve their goals.

    Gartner Group estimates that total expenditures to implement traditional client-server based enterprise software solutions can range from 3 to 5 times the cost of licensing the software. Account4 has been designed to effectively support customers having between 50 and several thousand users "out of the box". Our experience indicates that even for customers who choose to purchase implementation services from us the cost of implementing Account4 is, on average, less than the cost of acquiring the Account4 software license.

    We believe that high quality customer support is critical to ongoing customer satisfaction. Our customer support group provides high quality maintenance and technical support to our customers. Our customers have the option to purchase a maintenance agreement, which is typically a one-year renewable contract that entitles them to receive software updates and technical support including telephone support and 24-hour access to the support area of our website, www.account4.com.

CUSTOMERS

    Our 13 years of experience in providing project work management solutions to a customer base of more than 150 companies, representing over 267,000 licensed users, have enabled us to establish a

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
reputation for developing and providing leading edge technology solutions for the PSA market. The following table provides a representative sampling of our 47 customers who have licensed Account4:

Ascension Health, Inc.                 National Council on Compensation
Blue Dingo, Inc.                       Insurance
Boehringer Ingelheim Corporation       Navion Software Solutions, Inc.
Chase Manhattan Corporation            Nice Systems, Inc.
ChaseMellon Shareholder Services,      NSTAR
  Inc.
Concord Communications, Inc.           Octane Software, Inc.
Continental Casualty Company           Osage Systems Group, Inc.
CNC Professional Services, Inc.        Radnet, Inc.
e-SBiz, Inc.                           Salt River Project
Giant Step, LLC                        Silicon Graphics, Inc.
Hartford Technology Service Company    Software Architects, Inc.
Hitachi America, Ltd.                  TXU Europe Group, Inc.
infoWorks, a business unit of Viacom   Valmet Information Services
  International, Inc.                  International
Innovative Business Knowledge          Western Digital Corporation
Interactive Intelligence, Inc.
Mellon Bank Corporation

CUSTOMERS CASE STUDIES

CONTINENTAL CASUALTY COMPANY (CNA) is one of the largest insurance companies in the United States.

    BUSINESS CHALLENGE: CNA's IT department utilized a proprietary mainframe application to track work, budgets and time. CNA was seeking an Internet-based application that was easy-to-use and focused on work management and project tracking.

    SOLUTION: Account4's functionality permitted greater insight into the IT department's budgetary spending then CNA's former mainframe application. By not forcing changes to CNA's existing business models, Account4's process-neutral, Internet-based technology enabled CNA to extensively personalize Account4 to meet its requirements and permit rapid training and migration of the workforce to the new system. Account4 currently is being implemented for use by over 1,000 employees.

NSTAR is a leading utility service provider in the northeastern United States.

    BUSINESS CHALLENGE: NSTAR's IT department receives a significant volume of work requests and needed a PSA solution that could manage its service delivery process. The merger of BEC Energy and Commonwealth Energy System, which created NSTAR, necessitated the consolidation of the systems used by those companies for tracking project requests and project status. The solution needed to be implemented quickly and without changing existing business processes.

    SOLUTION: Account4 is automating NSTAR's process of recording, prioritizing and approving work requests and tracking project status without modifying the IT department's existing processes. Account4's thin-client architecture will allow NSTAR to implement Account4 rapidly. Using only Web browsers the IT department staff will be able to easily access and exchange project data from any location.

TXU EUROPE, a subsidiay of TXU Corporation, is one of the largest energy companies in the United Kingdom.

    BUSINESS CHALLENGE: The TXU-Europe Center recognized the need to streamline its current manual processes of resource management, reporting time and work tracking. The organization needed an

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
application that was easy to install, use and place into production. The selected solution needed to be nimble, customizable to specific needs and accessible internationally.

    SOLUTION: The TXU-Europe Center selected Acount4 to optimize its European work force. Skills availability is leveraged within Account4 to match the right person with the right job. The TXU-Europe Center successfully implemented Account4 within its target timeline after passing a two-week proof-of-concept. Account4's flexibility accommodated TXU-Europe Center's unique business requirements on a timely basis. As a result of the partnership between Account4.com and TXU's implementation team, Account4 allows the TXU-Europe Center to realize its business design principles to enable a more responsive and customer-focused service.

SALES AND MARKETING

    We focus our marketing efforts on achieving brand recognition, market awareness and lead generation. The market for Account4 includes PSOs and corporate IT departments, and we typically market directly to the senior management teams of those organizations.

    We primarily sell our software through our direct sales force located in Newton, Massachusetts, San Jose and Huntington Beach, California, Washington, D.C. and Melbourne, Florida. Our direct sales teams consist of tele-sales representatives and sales, executives and software sales engineers. The tele-sales representatives identify and qualify prospects, the sales executives manage the sales cycle and the sales engineers provide technical support throughout the sales cycle. Our direct sales teams are responsible for geographic territories. We intend to enhance the distribution and market presence of Account4 through the expansion of our direct sales staff and through alliances with systems integrators and other third parties that will allow us to expand domestically and internationally.

    In selling Account4, we approach both business users and IT professionals with our direct sales team. Initial sales activities typically include a demonstration of Account4's capabilities followed by one or more detailed technical reviews. Our sales process requires that we work closely with our customers to identify short-term PSA needs and long-term PSA goals. The direct sales teams then work with each customer to develop a proposal to address these needs. The level of customer analysis and financial commitment required to implement a PSA solution has resulted in our sales cycle ranging from 3 to 6 months.

    We use a variety of marketing programs to build market awareness of our company, brand name and product, and to attract potential customers. These programs include targeted advertising in selected publications, product and strategy updates with industry analysts, online marketing at our website, www.account4.com, as well as tele-sales, attendance at seminars and tradeshows, and speaking engagements by members of our management. Our marketing programs allow us to qualify leads quickly, demonstrate the value of our products to potential customers and measure customer feedback.

    In addition, we sponsor PSASoftware.com, a website we launched in April 2000 to provide a forum for participants in the PSA industry to share their knowledge with PSOs and corporate IT departments. PSASoftware.com also provides PSA industry news and analysis. Microsoft and Aberdeen Group are co-sponsors of PSASoftware.com with us. We intend to continually enhance PSASoftware.com by adding new content and seeking additional sponsors.

TECHNOLOGY

    We built Account4 using state-of-the-art Internet technologies, embodying accepted technology standards (HTML, HTTP and SQL) as well as emerging Internet standards, such as XML.

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    Account4 consists of an application server and a database. Account4 is a
100% thin-client application, which means the customer may access Account4 using only a Web browser with an Internet connection. The Account4 architecture includes the following strategic components:

    - ACCOUNT4 APPLICATION SERVER. The Account4 Application Server fully leverages the benefits of Internet and thin-client computing. The program operates on Windows NT 4.0 with Microsoft Internet Information Server. Account4 is entirely server-based, unlike other applications that are retrofitted for the Internet using Java applets and ActiveX components. Upgrades and updates to Account4 are performed once, on the central server computer, and are available immediately to users across the customer's organization.

    - ACCOUNT4 APPLICATION. The Account4 application code is installed entirely on a server computer and not on individual users' computers. The Account4 application source pages are written in the Account4 XML language. These pages define the display of HTML pages and forms, specify business rule validation and define database query and update functions. We have built these pages using XML standards. Based on these pages, the Account4 Application Server dynamically generates HTML that is sent to the browser. The Account4 application allows our customers to modify, personalize and extend Account4 quickly and inexpensively.

    - ACCOUNT4 APPLICATION PROGRAMMING INTERFACE. The Account4 Application Programming Interface (API) provides comprehensive access to the Account4 database. The API allows for the sharing of data between Account4 and other applications, other databases and other platforms. The API can be used for synchronizing distributed information, eliminating redundant data entry and capturing data via Account4 to interface to other systems. It can be used to build full-featured linking applications between Account4 and other enterprise software programs, such as human resources or accounting systems.

    - ACCOUNT4 DATABASE STRUCTURE. Account4 supports both the Microsoft SQLServer and Oracle relational databases. Account4 can utilize these databases on any platform supported by Microsoft or Oracle. The Account4 database is designed to be easily extended and personalized by our customers.

    - ACCOUNT4 SYSTEM SECURITY. All Account4 pages are secured and require a valid user ID and password to be accessed. The system administrator issues an Account4 user ID and password that controls the database information that each user can view and the functions that each user can access.

PRODUCT DEVELOPMENT

    We believe that technology changes and market demand will require us to continually introduce new and enhanced products and effectively maintain our core technology and product functionality. In order to provide the necessary stimulus for further technology and product development, we have incorporated a strategy which combines our own internal research with customer input and feedback from our sales force. In addition, we believe that constantly evaluating new technologies and concepts for Account4 allows us to maintain our competitive position. We invest significant resources in product development and expect to continue to do so in the future.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. For example, we license, rather than sell, our software, and we require licensees to enter into license agreements that impose restrictions on the licensees' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, by, among other things, requiring people with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

COMPETITION

    Competition in the PSA market is fragmented and growing increasingly intense. Early entrants are attempting to establish technology excellence and product superiority in an effort to gain acceptance and command market share. Our competitors have chosen a variety of technology platforms for their products. Although differing platforms offer individual advantages, we feel that Account4's thin-client platform offers increased independence, greater scalability, platform stability and personalization with significantly lower development costs. We believe these factors, coupled with Account4's flexibility to adapt to customer requirements in a cost-effective and user-friendly manner, give Account4 a distinct competitive advantage.

    We believe that the primary competitive factors in our market include:

    - product quality, performance, features, functionality and usability;

    - ease of integration with customers' existing business processes;

    - an underlying technology architecture that facilitates low cost of ownership and maintenance, and ease of expandability and personalization to quickly meet unique customer requirements;

    - knowledge of the PSA market and experience in the enterprise software industry;

    - a critical mass of prominent referenceable customers that have successfully implemented PSA solutions; and

    - customer service and support.

    We believe we compete favorably with respect to these factors.

EMPLOYEES

    As of May 1, 2000, we had 68 full-time employees, of which 26 were in sales and marketing, 18 were in product development and support, 16 were in professional services, and 8 were in executive management and administration. We believe that our benefits package and corresponding costs are commensurate with industry standards. None of our employees is covered by collective bargaining agreements, and we have not experienced a strike or work stoppage. We believe our relationship with our employees is good.

FACILITIES

    Our corporate headquarters are located in Newton, Massachusetts. We have a 5 year lease for approximately 12,000 square feet of office space that expires in July 2002, with an option for 3 additional years. This facility is strategically located within the high technology belt of the northeastern United States and is near colleges and universities in the Boston area. This location enables us to actively recruit talented and experienced professionals. As a result of our recent growth and anticipated expansion, we are currently seeking additional office space in the Boston area. Additionally, we have sales offices in San Jose and Huntington Beach, California, Washington, D.C. and Melbourne, Florida.

LEGAL PROCEEDINGS

    We are not currently party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information about our directors and executive officers, including their ages, as of May 1, 2000:

NAME                                  AGE                               POSITION
----                                --------                            --------
John J. Lucas.....................     55      Chairman, President, Chief Executive Officer and Director

Stephen M. Grange.................     54      Senior Vice President, Chief Financial Officer and
                                               Director

E. Richard Artus..................     57      Vice President of Marketing

Michael J. Beringer...............     47      Vice President of Sales

David M. Cooper...................     45      Vice President of Development and Chief Technology Officer

Stephen M. Fahey..................     35      Vice President of Sales, Eastern Region

Louis A. Pereira..................     36      Vice President of Professional Services

Richard F. Stenquist..............     48      Vice President of Business Development

Joseph J. Freeman.................     67      Director

H. William Howard.................     65      Director

Edward P. Marram, Ph.D............     63      Director

John P. McGrath...................     59      Director

    JOHN J. LUCAS has been our President and Chief Executive Officer since 1993 and our Chairman and a director since April 2000. From 1991 to 1993 Mr. Lucas was President of Mitech Corporation, a developer and marketer of manufacturing software. In 1986, Mr. Lucas founded Bechtel Software, Inc., a division of the Bechtel Group, an engineering company, and served as President of Bechtel Software from 1986 to 1991. From 1979 to 1986, Mr. Lucas served as Executive Vice President of Project Software & Development, Inc., a provider of asset management, project management and maintenance management software and services. Mr. Lucas holds a B.S. in Engineering from the University of Notre Dame and an M.B.A. in Management Science from the University of Buffalo.

    STEPHEN M. GRANGE has been our Chief Financial Officer since 1990 and a director since April 2000. From February 1993 to February 2000, Mr. Grange was also our Vice President of Professional Services. From 1986 to 1989, Mr. Grange was the Chief Financial Officer, and from 1988 to 1989 was also President, of Atlantic Microsystems, Inc., a software company. Mr. Grange holds a B.S. in Business Finance from Northwestern University and an M.B.A. from the Graduate School of Business at the University of Chicago.

    E. RICHARD ARTUS has been our Vice President of Marketing since 1996. From 1989 to 1995, Mr. Artus held various senior management positions at Productivity Solutions, Inc., a developer of software solutions for managing projects, workflow and resources, including Chairman, President and CEO. From 1987 to 1989, he was Senior Vice President of Bechtel Software. Mr. Artus holds a B.S. in Engineering from Northeastern University.

    MICHAEL J. BERINGER has been our Vice President of Sales since
January 1997. From 1993 to January 1997, Mr. Beringer was Vice President of Sales and Marketing for Metra Corporation, a software developer and marketer of manufacturing control systems. From 1992 to 1993, Mr. Beringer was Director of Sales of Mitech. From 1989 to 1992, Mr. Beringer was Vice President of Sales for CimTelligence Corporation, a software developer and marketer of manufacturing process and expert systems software. Mr. Beringer holds a B.S. in Biology, a B.A. in Psychology and an M.B.A. from Loyola University at Los Angeles.

    DAVID M. COOPER has been our Chief Technology Officer since 1996 and our Vice President of Development since January 2000. From 1993 to 1996, Mr. Cooper was an independent software and Internet consultant. From 1988 to 1993, Mr. Cooper was our Vice President of Product Development. Mr. Cooper holds a B.S. in History and Psychology from Tufts University and an M.A. in Law and Diplomacy from the Fletcher School of Law and Diplomacy at Tufts University.

    STEPHEN M. FAHEY has been our Vice President of Sales, Eastern Region since March 1998. From 1997 to 1998, Mr. Fahey served as Manager of Strategic Accounts of InfoMation Publishing Corporation. From 1994 to 1997, he served as Vice President of Sales and Marketing of 4Point Software, Inc. Mr. Fahey holds a B.A. in Economics from the University of Massachusetts.

    LOUIS A. PEREIRA has been our Vice President of Professional Services since January 2000. From 1997 to 1999, Mr. Pereira served as our director of Application Development. From 1996 to 1997, Mr. Pereira was an Assistant Vice President and Senior Product Manager at Fidelity Investments. From 1990 to 1996, Mr. Pereira served as a Client Service Officer for State Street Bank and Trust Company. Mr. Pereira holds a B.S. in Accounting and Finance from Bridgewater State College.

    RICHARD F. STENQUIST has been our Vice President of Business Development since January 2000. From 1994 to 1999, Mr. Stenquist served as a Manager for KPMG L.L.P.'s consulting practice in the area of time and expense and labor costing software. Mr. Stenquist holds a B.S. in Liberal Arts from the University of Illinois at Urbana.

    JOSEPH J. FREEMAN has served as one of our directors since April 1988. Since 1986, Mr. Freeman has been the President and a director of LRF
Investments, Inc., a privately held investment firm. Mr. Freeman also serves as a director of Hanover Capital Mortgage Holdings, Inc. a publicly held mortgage banking company, a director of Merrimack Mortgage Co., Inc., and a director of the Newton Group, Inc. Mr. Freeman holds a B.S. in Business Administration from Boston University.

    H. WILLIAM HOWARD has served as one of our directors since April 2000. Since 1998, Mr. Howard has been Chief Information Officer of Sun Microsystems, Inc., a publicly held provider of network computing environments. From 1990 to 1998, Mr. Howard served as the Corporate Vice President of Information Technology and Chief Information Officer for Inland Steel Industries, Inc. Prior to 1990,
Mr. Howard was Vice President of Information Technology of the Bechtel Group. He has also held sales and management positions at IBM, Systems Industries, Inc. and Memorex. Mr. Howard holds a B.S. in Science and Engineering from Princeton University and an M.B.A. from Stanford University's Graduate School of Business.

    EDWARD P. MARRAM, PH.D. has served as one of our directors since April 2000. Dr. Marram is the Chairman and Chief Executive Officer of Geo-Centers, Inc., a privately held high-technology professional services firm, which he founded in 1972. Dr. Marram is Entrepreneur-in-Residence at Babson College and an adjunct professor at the European Institute of Business Administration in France.
Dr. Marram holds a B.S. in Chemistry and an M.S. in Physics from the University of Massachusetts, and a Ph.D. in Physical Chemistry from Tufts University.

    JOHN P. MCGRATH has served as one of our directors since April 2000. Since 1996 Mr. McGrath has served as Chairman of MFP Financial Services Limited, a publicly held technology equipment lease financing company in Mississauga, Ontario. Mr. McGrath is also a Senior Associate (limited partner) and, from 1971 to 1998 was a director and Vice President, of RBC Dominion Securities, an investment banking firm and a division of Royal Bank of Canada. Mr. McGrath also serves as a director of Atelier America, Inc., a manufacturer and distributor of textured art work reproductions. Mr. McGrath holds a Bachelor of Commerce degree from the University of Toronto.

TERM OF DIRECTORS AND EXECUTIVE OFFICERS

    Our directors are elected annually by our shareholders and serve until their successors are elected and qualified. Our officers are elected annually by our board of directors and serve until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our Board of Directors has established an audit committee and compensation committee. Our Board of Directors selects the directors who will serve as members of these committees and may reduce or enlarge the size of the committees or change the scope of their responsibilities. Our Board of Directors has no current plans to take any of these actions. The rules of the Nasdaq National Market, on which our common stock is proposed to be listed, require us to maintain an audit committee consisting of at least 2 directors who are not our employees.

    The audit committee consists of Dr. Marram and Messrs. Freeman and McGrath. The audit committee reviews the scope and timing of the audit services and any other services our independent auditors are asked to perform, the auditor's report on our financial statements following completion of their audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to our Board of Directors for the appointment of independent auditors for the following year.

    The compensation committee consists of Messrs. Howard and McGrath. The compensation committee reviews and recommends to our Board of Directors the salaries, incentive compensation and benefits of our senior officers and administers our stock option and stock purchase plans and other employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Board of Directors established the compensation committee in April 2000. Prior to establishing the compensation committee, our Board of Directors, with consultation from senior management, performed the functions delegated to the compensation committee. No member of our compensation committee has served as a member of our Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. Since the formation of the compensation committee, none of its members has been one of our officers or employees.

    Employee directors, who currently include John J. Lucas and Stephen M. Grange, are eligible to participate in our 2000 Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

    Members of our Board of Directors are reimbursed for expenses incurred in attending any meeting of our Board of Directors or any committee thereof. In addition, our non-employee directors receive annual compensation in the amount of $8,000 for services performed in their capacity as directors. Also, each new non-employee director receives a grant of a stock option to purchase 15,000 shares of our common stock on the date on which the person becomes a director. The option vests over 3 years. One-third of the shares subject to such options vest on the first anniversary of the date on which the person became a director, and 1/36(th) of the total number of shares vest each month thereafter while such individual continues to serve as a director.

EXECUTIVE COMPENSATION

    The following table sets forth in summary form the compensation paid or accrued by us during the years ended December 31, 1997, 1998 and 1999, to our Chairman, President and Chief Executive

Officer, and each of our 5 other most highly compensated officers. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below that do not exceed the lesser of $50,000, or 10% of the total salary and bonus reported for these officers.

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                          ANNUAL             AWARDS
                                                       COMPENSATION        SECURITIES
                                                   --------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY($)   BONUS($)    OPTIONS(#)     COMPENSATION($)
---------------------------             --------   ---------   --------   -------------   ---------------
John J. Lucas.........................    1999      189,915    121,766            --               --
  Chairman, President and                 1998      166,980    137,327            --               --
  Chief Executive Officer                 1997      166,980    150,025            --               --

Stephen M. Grange.....................    1999      154,596     99,943            --               --
  Senior Vice President and               1998      139,150    112,884            --               --
  Chief Financial Officer                 1997      139,150    123,322            --               --

E. Richard Artus......................    1999      109,167      6,346            --               --
  Vice President of Marketing             1998      100,000      6,140            --               --
                                          1997       90,000      7,115       126,655               --

Michael J. Beringer...................    1999      103,333     59,550            --               --
  Vice President of Sales                 1998       98,333     34,123            --               --
                                          1997       82,500     48,061       101,324               --

David M. Cooper.......................    1999      109,167      6,346            --               --
  Vice President of Development and       1998      100,000      5,769            --               --
  Chief Technology Officer                1997       93,333      7,308       177,317               --

Stephen M. Fahey......................    1999       78,417    126,919        25,331               --
  Vice President of Sales, Eastern        1998       57,000     39,116        25,331               --
  Region                                  1997           --         --            --               --

STOCK OPTION GRANTS IN 1999

    The following table sets forth, as to the named executive officers and key employees, information concerning stock options granted during the year ended December 31, 1999.

                                                                                       POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                              -------------------------                   ANNUAL RATE OF
                                 NUMBER OF     PERCENT OF                                   STOCK PRICE
                                 SECURITIES   TOTAL OPTIONS                                APPRECIATION
                                 UNDERLYING    GRANTED TO     EXERCISE                    FOR OPTION TERM
                                  OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------
                                  GRANTED         1999          SHARE        DATE         5%          10%
                                 ----------   -------------   ---------   ----------   ---------   ---------
Stephen M. Fahey...............    25,331         12.3%         $.59        4/1/09     $533,400    $842,650

AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

    The following tables sets forth for the named executive officers exercisable and unexercisable options held by them as of December 31, 1999. The named executive officers did not exercise any options during the year ended
December 31, 1999. All options granted to these executive officers in the last year were granted under the 1997 Stock Plan. All options were granted at a fair market value as determined by our Board of Directors on the date of the grant.

    The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $.59 per share, the fair market value of our common stock as of December 31, 1999, as determined in good faith by our Board of Directors, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                             SHARES                 OPTIONS AT DECEMBER 31, 1999       AT DECEMBER 31, 1999
                            ACQUIRED      VALUE     -----------------------------   ---------------------------
NAME                       ON EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   ------------   --------------   -----------   -------------
John J. Lucas............         --          --          --                --           --               --
Stephen M. Grange........         --          --          --                --           --               --
E. Richard Artus.........         --          --          --           126,655           --         $ 74,750
Michael J. Beringer......         --          --          --           101,324           --         $ 59,800
David M. Cooper..........         --          --          --           177,317           --         $104,650
Stephen M. Fahey.........         --          --          --            50,662           --         $ 10,000

BENEFIT PLANS

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 Employee Stock Purchase Plan was adopted by our Board of Directors and shareholders in April 2000. The 2000 Employee Stock Purchase Plan provides for the issuance of a maximum of 250,000 shares of our common stock.

    Our 2000 Employee Stock Purchase Plan will be administered by the compensation committee of our Board of Directors. All employees who have completed at least 90 days of employment and whose customary employment is for more than 20 hours per week and for more than 3 months in any calendar year are eligible to participate in the 2000 Employee Stock Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of our capital stock immediately after the grant of the option may not participate in the 2000 Employee Stock Purchase Plan. To participate, an employee must authorize us to deduct an amount not less than one percent and not more than 10% of his or her total cash compensation from his or her pay during 6-month payment periods. The first payment period will commence on the earlier to occur of June 1, 2000 and the first day of the first calendar month following the effective date of a registration statement on Form S-8 to be filed with respect to the shares issued under the 2000 Employee Stock Purchase Plan and shall end December 31, 2000. Thereafter, the 6-month payment periods will commence on each January 1 and July 1. In no case shall an employee be entitled to purchase more than shares in any one payment period. The price of each share of common stock purchased in each payment period is 85% of the lesser of the last reported sale price of our common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to purchase any shares of common stock for that period pursuant to the 2000 Employee Stock Purchase Plan, and the amount of his or her accumulated payroll deductions will be refunded. Rights pursuant to the 2000 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 2000 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No rights have been granted to date under the 2000 Employee Stock Purchase Plan.

1997 STOCK PLAN

    Our 1997 Stock Plan was adopted by our Board of Directors and by our shareholders in 1997. As of May 1, 2000, we had reserved a total of 2,401,379 shares of common stock for issuance under the plan, of which options to purchase of 1,458,421 shares were outstanding. The 1997 Stock Plan provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code, and for the granting of restricted stock and non-statutory stock options to employees, including officers and directors, non-employee directors and consultants.

    Options and restricted stock granted under our 1997 Stock Plan are not generally transferable by the option holder, and each option is exercisable during the lifetime of the option holder only by the option holder. Options granted under the 1997 Stock Plan must generally be exercised within 3 months of the end of option holder's status as our employee or consultant, or within 180 days after termination by death or disability, but in no event later than the expiration of the option's 10 year term.

401(K) PLAN

    In 1989, we adopted a 401(k) plan to provide eligible employees with a tax deferred savings and investment program. Eligible participants may elect to reduce their current compensation up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, currently $10,500, and have such reduction contributed to the 401(k) plan. Each participant can direct the investment of his or her account among selected investment options. Contributions by participants to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Pursuant to the Delaware General Corporation Law we have adopted provisions in our Certificate of Incorporation that eliminate the personal liability of our directors and officers to us and our shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. Our By-Laws require us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by law.

    We believe that the limitation of liability provisions in our Certificate of Incorporation and the indemnification provisions of our By-Laws will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

    There is no pending litigation or proceeding involving any of our directors, officers or employees to which the indemnification provisions would apply. We plan to purchase officers' and directors' liability insurance coverage.

                           RELATED PARTY TRANSACTIONS

    Other than the compensation and other arrangements which are described in "Management", and the transactions described below, since we were formed, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

    - in which the amount involved exceeded or will exceed $60,000; and

    - in which any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate families had or will have a direct or material interest.

    From 1988 to 1992 we borrowed funds from LRF Investments, Inc., a principal shareholder. The following provides additional detail with respect to these borrowings:

    - $100,000 revolving credit line, interest at a bank's prime rate (9.50% at March 31, 2000) plus
     3.5%, due December 31, 2001, of which $45,564 is outstanding as of March 31, 2000

    - $400,000 of subordinated notes payable, interest at a bank's prime rate (9.50% at March 31, 2000) plus 3.5%, due December 31, 2001

    - $500,000 note payable, interest at a bank's prime rate (9.50% at March 31, 2000) plus
     3.5%, due December 31, 2001

    - $240,000 line of credit, interest at a bank's prime rate (9.50% at March 31, 2000) plus
     3.5%, due December 31, 2001, of which $100,000 is outstanding as of March 31, 2000

    We have a consulting agreement with LRF Investments, Inc. pursuant to which we pay approximately $1,000 each month during which there are any amounts outstanding under these borrowings.

    We believe that all of the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties on an arm's-length basis. Following the completion of this offering, all transactions with our shareholders, officers and directors, and their affiliates, if any, will be subject to the approval of a majority of the disinterested outside directors and will continue to be conducted on terms no less favorable to us than could be obtained from unaffiliated third parties on an arm's-length basis.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of May 1, 2000, and as adjusted to reflect our sale of common stock in this offering, by:

    - each of our directors;

    - each shareholder known to us to be the beneficial owner of more than 5% of our common stock; and

    - all of our executive officers and directors as a group.

    As of May 1, 2000 we had 11,384,521 shares of common stock issued and outstanding. A person is deemed to be a beneficial owner of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of a security, or "investment power," which includes the power to dispose of or direct the disposition of a security. Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner below is 75 Wells Avenue, Newton, Massachusetts 02459.

                                                                                    PERCENTAGE OF
                                                                                    COMMON STOCK
                                                                                   OUTSTANDING(1)
                                                              NUMBER OF SHARES   -------------------
                                                                BENEFICIALLY      BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                          OWNED(1)       OFFERING   OFFERING
------------------------                                      ----------------   --------   --------
LRF Investments, Inc........................................      5,687,194        50.0%      37.0%
John J. Lucas(2)(3).........................................      2,342,697        20.6%      15.2%
Stephen M. Grange(4)(5).....................................      2,255,265        19.8%      14.7%
Joseph J. Freeman(6)........................................      5,687,194        50.0%      37.0%
H. William Howard...........................................             --          --
Edward P. Marram, Ph.D......................................             --          --
John P. McGrath.............................................             --          --
All directors and executive officers as a group (12
  persons)..................................................     10,285,156        90.3%      66.9%

------------------------

(1) If the underwriters exercise their overallotment option in full, LRF Investments, Inc. will own 5,387,194 shares, or 35.0%, of our outstanding shares; Mr. Lucas will own 2,217,697 shares, or 14.4%, of our outstanding shares; and Mr. Grange will own 2,150,265 shares, or 14.0%, of our outstanding shares.

(2) Excludes 785,261 shares as to which Mr. Lucas disclaims beneficial ownership and which are owned beneficially by, or held in trust for,
    Mr. Lucas' children.

(3) Includes 1,563,979 restricted shares which are subject to a repurchase option that expires upon the completion of this offering. When this repurchase option expires, Mr. Lucas will repay to us a $6,174.17 promissory note with which he paid for these shares.

(4) Excludes 303,972 shares as to which Mr. Grange disclaims beneficial ownership and which are held beneficially by Mr. Grange's children.

(5) Includes 1,279,618 restricted shares which are subject to a repurchase option that expires upon the completion of this offering. When this repurchase option expires, Mr. Grange will repay to us a $5,051.59 promissory note with which he paid for these shares.

(6) Represents shares owned by LRF Investments of which Mr. Freeman is President and a director. Mr. Freeman disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock is only a summary and is not complete. You should read the full text of our Certificate of Incorporation and By-Laws, which were filed as exhibits to the registration statement of which this prospectus is a part.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Our authorized capital stock consists of 40,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon the completion of this offering, there will be 15,384,521 shares of common stock outstanding.

COMMON STOCK

    As of May 1, 2000, there were outstanding 11,384,521 shares of common stock held by 12 shareholders of record. There will be 15,384,521 shares of common stock outstanding assuming no exercise of outstanding options after May 1, 2000, after giving effect to the sale of our common stock in this offering. There are outstanding options to purchase a total of 1,458,421 shares of our common stock. Holders of our common stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. Cumulative voting is not permitted. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends as may be declared by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, and after payment of any preferential amounts to which holders of our preferred stock may be entitled. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

    Our Certificate of Incorporation authorizes our Board of Directors to issue, without further action by the holders of the common stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by our Board of Directors. A certificate of designation or a certificate of amendment must be filed with the Delaware Secretary of State prior to the issuance of any shares of preferred stock of the applicable series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock issued may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock and could have the effect of discouraging or making it more difficult for a third party to acquire a majority of our outstanding voting stock or the effect of decreasing the market price of our common stock. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

CHARTER PROVISIONS AND DELAWARE LAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

    Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

    - acquisition of us by means of a tender offer;

    - acquisition of us by means of a proxy contest or otherwise; or

    - removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly and unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

    Our By-Laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or one of its committees.

SHAREHOLDER MEETINGS

    Under our By-Laws, only our Board of Directors, Chairman of the Board or Chief Executive Officer may call special meetings of shareholders.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of 3 years following the date the person became an interested shareholder, unless the "business combination" or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an "interested shareholder" is a person who, together with affiliates and associates, owns or within 3 years prior to the determination of interested shareholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

AMENDMENT OF CHARTER PROVISIONS

    The amendment of any of the above provisions requires approval by holders of at least 66 2/3% of our outstanding common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

LISTING

    We have applied for listing of our common stock on the Nasdaq National Market under the symbol "AFOR".

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

    Upon completion of this offering, based on shares outstanding as of May 1, 2000, we will have 15,384,521 outstanding shares of common stock, assuming no exercise of options after May 1, 2000. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. However, the sale of any of these shares, if purchased by "affiliates," as that term is defined in Rule 144, are subject to certain limitations and restrictions that are described below.

    The 11,384,521 shares of common stock held by existing shareholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares are "restricted shares" as that term is defined in Rule 144 and therefore may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. In addition, our directors and officers as well as certain other shareholders and option holders have entered into "lock-up agreements" with the underwriters. These lock-up agreements provide that, except under limited exceptions, the shareholder or option holder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock for a period of 180 days after the effective date of this prospectus without the prior written consent of The Robinson-Humphrey Company, LLC.

    As of May 1, 2000, there were a total of 1,458,421 shares of common stock subject to outstanding options, none of which were vested, and nearly all of which are subject to lock-up agreements. Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1997 Stock Plan and our 2000 Employee Stock Purchase Plan. On the date 180 days after the date of this prospectus, the date that the lock-up agreements expire, a total of 676,338 shares of our common stock subject to outstanding options will be vested. After the effective date of the registration statement on Form S-8, shares purchased upon exercise of options granted pursuant to our 1997 Stock Plan and our 2000 Employee Stock Purchase Plan generally would be available for resale in the public market.

        DAYS AFTER THE DATE             APPROXIMATE SHARES
        OF THIS PROSPECTUS           ELIGIBLE FOR FUTURE SALE                 COMMENT
-----------------------------------  ------------------------   -----------------------------------
Immediately........................          4,010,132          Freely tradable shares sold in this
                                                                offering and restricted shares
                                                                salable under Rule 144(k) that are
                                                                not subject to 180-day lockup.

180 Days...........................         11,374,389          Lockup released; restricted shares
                                                                salable under Rule 144, 144(k)

                                  UNDERWRITING

    The Robinson-Humphrey Company, LLC, Gerard Klauer Mattison & Co., Inc. and FAC/Equities, a division of First Albany Corporation and are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement between us, the selling shareholders and the representatives of the underwriters, each underwriter named below has separately agreed to purchase from us the number of shares of common stock indicated opposite the name of each underwriter, at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
The Robinson-Humphrey Company, LLC..........................
Gerard Klauer Mattison & Co., Inc...........................
FAC/Equities, a division of First Albany Corporation........
                                                                 ----------
    Total...................................................      4,000,000
                                                                 ==========

    The underwriters are obligated to purchase all of the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The offering is a firm underwritten offering. However, the underwriting agreement generally contains standard terms found in an underwriting agreement for an offering of this type that gives the underwriters the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. These rights would generally be exercised upon the occurrence of a materially adverse change in our business, financial condition or results of operations or upon the occurrence of a major downturn in the general economy.

    The underwriters propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and part of the shares to dealers at that price less a concession not in excess of
$      per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $      per share on sales to other dealers. After
the initial public offering, the representatives may change the public offering price and the other selling terms.

    Certain of our shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment.

    We and the selling shareholders will pay the underwriters a commission of [ ]% of the per share public offering price for each share of common stock that the underwriters purchase in the offering. The following table shows the underwriting fees that we and the selling shareholders will pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of our common stock.

                                                                  TO BE PAID BY        TO BE PAID BY SELLING
                                                                   ACCOUNT4.COM             SHAREHOLDERS
                                                              ----------------------   ----------------------
                                                                              FULL                     FULL
                                                              NO EXERCISE   EXERCISE   NO EXERCISE   EXERCISE
                                                              -----------   --------   -----------   --------
Per share...................................................  $             $              $--       $
Total.......................................................  $             $              $--       $

    We estimate our expenses of this offering, exclusive of the underwriting
discount, will be approximately $      million. Additionally, we and the selling
shareholders have agreed to indemnify the underwriters against specified liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

    The representatives have informed us that the underwriters do not expect to make sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price, up to       shares of common stock for our employees, directors and other persons we have designated, who have expressed an interest in purchasing shares of our common stock. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

    Substantially all of our shareholders have agreed that during the 180-day period following the date of the prospectus, they will not, without the prior written consent of The Robinson-Humphrey Company, LLC:

    - directly or indirectly make, agree to or cause any offer, sale (including short sale), loan, pledge or other disposition of, or grant any options, rights or warrants to purchase with respect to, or otherwise transfer or reduce any risk of ownership of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock;

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the common stock; or

    - make any demand for, or exercise any right with respect to, the registration of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock.

    In addition, during the 180-day period, we have also agreed not to issue, or to file any registration statement with respect to the registration of, any shares of our common stock or any securities convertible into or exercisable for our common stock, except that we intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the completion of the offering to register shares of common stock issuable under outstanding stock options or reserved for issuance under our 1997 Stock Plan and 2000 Employee Stock Purchase Plan. This will permit holders of those shares to sell them in the public market without compliance with any holding period requirement.

    Before this offering, there has been no public trading market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiations among us, the representatives of the selling shareholders, and the representatives of the underwriters. The factors to be considered in determining the initial public offering price will include the following:

    - our history and future prospects and those of our industry;

    - our past and present revenues and earnings and the propects for growth in our revenues and earnings;

    - the present state of our development;

    - an assessment of our management;

    - the general condition of the economy and the securities markets at the time of this offering; and

    - the market prices of and demand for publicly traded common stock of comparable companies at the time of the offering.

    Until the distribution of our common stock is completed, rules of the SEC may limit the ability of the underwriters and specified selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in specified transactions that stabilize the price of our common stock. These transactions may occur on the Nasdaq National Market or otherwise. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with this offering (that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common stock in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The representatives of the underwriters may also impose a penalty bid on underwriters and selling group members in some cases. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security if it discourages resales of the security. Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, the underwriters are not required to engage in these activities and may end any of these activities at any time. The representatives intend to make a market in our common stock after the completion of the offering.

    From time-to-time in the future in the ordinary course of business, the representatives may provide investment banking services to us.

    There are restrictions on the offer and sale of our common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to our common stock in, from or otherwise involving the United Kingdom must be complied with.

    Each underwriter has also agreed that it has:

    - not offered or sold, and prior to the date six months after the date of issue of the shares of common stock will not offer or sell, any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relating to the shares of common stock in, from or otherwise involving the United Kingdom; and

    - only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

                                    EXPERTS

    The audited financial statements as of December 31, 1998 and 1999 and for each of the years in the 3-year period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Choate, Hall & Stewart, Boston, Massachusetts. Certain legal matters relating to this offering will be passed upon for the underwriters by Epstein Becker & Green, P.C., Boston, Massachusetts.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common stock we are offering. This prospectus is part of that registration statement and, as permitted by SEC rules, omits some of the information in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our common stock, you should read the registration statement, together with the accompanying exhibits and schedules. Statements contained in this prospectus regarding the content of any contract or other document are necessarily summaries. You should read the exhibit for a more complete description of the contract or document. We qualify each statement contained in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement by reference to the exhibit.

    You may read the registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of the registration statement from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site at www.sec.gov through which you may review the registration statement.

    We are not presently a reporting company and do not file reports or other information with the SEC. On the effective date of the registration statement, however, we will become a reporting company, and we will register our securities under the Securities Exchange Act of 1934. Accordingly, the additional reporting requirements of the Exchange Act will apply to us, and we will be required to file reports, proxy statements and other information with the SEC. In addition, after the completion of this offering, we intend to furnish our shareholders with annual reports containing audited financial statements, and with quarterly reports, containing unaudited summary financial information for each of the first 3 quarters of each fiscal year.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS
                               ACCOUNT4.COM, INC.

                                                               PAGES
                                                              --------
Report of Independent Public Accountants....................    F-2
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-4
Statements of Stockholders' Equity (Deficit)................    F-5
Statements of Cash Flows....................................    F-6
Notes to Financial Statements...............................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Account4.com, Inc.:

    We have audited the accompanying balance sheets of Account4.com, Inc. (a Delaware corporation) as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Account4.com, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 23, 2000 (except with respect to the matters discussed in Note 7 to the financial statements, as to which the date is April 26, 2000)

                               ACCOUNT4.COM, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                           -----------------------    MARCH 31,
                                                              1998         1999         2000
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
                                       ASSETS
Current Assets:
  Cash and cash equivalents..............................  $  729,149   $1,751,660   $   476,816
  Accounts receivable, net of allowance for bad debts of
    approximately $25,000, $44,000 and $64,000 at
    December 31, 1998 and 1999 and March 31, 2000,
    respectively.........................................   1,479,678    1,097,770     1,413,482
  Refundable income taxes................................          --           --       260,000
  Prepaid expenses and other current assets..............      83,201      134,986       200,567
                                                           ----------   ----------   -----------
      Total current assets...............................   2,292,028    2,984,416     2,350,865
                                                           ----------   ----------   -----------
Property and Equipment, at cost..........................     250,750      386,890       410,598
  Less--Accumulated depreciation.........................     117,962      207,410       234,260
                                                           ----------   ----------   -----------
                                                              132,788      179,480       176,338
                                                           ----------   ----------   -----------
Other Assets.............................................       4,300        6,646         5,846
                                                           ----------   ----------   -----------
                                                           $2,429,116   $3,170,542   $ 2,533,049
                                                           ==========   ==========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current portion of capital lease obligations...........  $    3,884   $    4,700   $     4,931
  Current portion of long-term debt......................   1,095,564           --            --
  Accounts payable.......................................     126,419      219,123       335,525
  Accrued expenses.......................................     636,613      677,171       475,196
  Deferred revenue.......................................     548,749      989,834       666,939
                                                           ----------   ----------   -----------
    Total current liabilities............................   2,411,229    1,890,828     1,482,591
Capital Lease Obligations, less current portion..........      15,425       10,724         9,400
Long-term Debt, less current portion.....................          --    1,095,564     1,095,564
                                                           ----------   ----------   -----------
    Total liabilities....................................   2,426,654    2,997,116     2,587,555
                                                           ----------   ----------   -----------
Commitments and Contingencies (Note 5)
Stockholders' Equity (Deficit):
  Preferred stock, $.01 per value; 10,000,000 shares
    authorized and none outstanding (Note 7)
  Common stock, $.01 par value--
    Authorized--40,000,000 shares (Note 7)
    Issued and outstanding--11,384,521 shares............     113,845      113,845       113,845
    Additional paid-in capital...........................     522,803      837,074     3,037,713
    Subscriptions receivable.............................     (11,226)     (11,226)      (11,226)
    Deferred compensation................................          --     (288,220)   (2,327,140)
    Accumulated deficit..................................    (622,960)    (478,047)     (867,698)
                                                           ----------   ----------   -----------
      Total stockholders' equity (deficit)...............       2,462      173,426       (54,506)
                                                           ----------   ----------   -----------
                                                           $2,429,116   $3,170,542   $ 2,533,049
                                                           ==========   ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                               ACCOUNT4.COM, INC.

                            STATEMENTS OF OPERATIONS

                                        YEAR ENDED DECEMBER 31,             QUARTER ENDED MARCH 31,
                               -----------------------------------------   -------------------------
                                  1997           1998           1999          1999          2000
                               -----------   ------------   ------------   -----------   -----------
                                                                                  (UNAUDITED)
Revenues:
    Software licenses........  $ 1,563,787   $  1,065,645   $  2,422,707   $   913,291   $   795,750
    Consulting, support
      services and
      maintenance............    2,749,153      4,953,531      5,638,496     1,397,108     1,077,753
                               -----------   ------------   ------------   -----------   -----------
      Total revenues.........    4,312,940      6,019,176      8,061,203     2,310,399     1,873,503

Costs and expenses:
    Software licenses........      436,264        280,790        242,274        80,100            --
    Consulting, support
      services and
      maintenance............    1,190,314      2,167,821      2,376,885       653,139       456,826
    Sales and marketing......    1,027,980      1,475,077      2,939,044       574,035     1,195,910
    Product development......      560,522        925,476      1,433,636       348,572       454,774
    General and
      administrative.........      456,217        663,313        707,999       189,490       233,115
    Stock-based
      compensation(1)........           --             --         26,051            --       161,719
                               -----------   ------------   ------------   -----------   -----------
      Total costs and
        expenses.............    3,671,297      5,512,477      7,725,889     1,845,336     2,502,344
Income (loss) from
  operations.................      641,643        506,699        335,314       465,063      (628,841)
                               -----------   ------------   ------------   -----------   -----------
Interest income..............       49,805         38,148         66,391        12,259        17,918
Interest expense.............     (150,951)      (150,020)      (146,792)      (35,552)      (38,728)
                               -----------   ------------   ------------   -----------   -----------
Interest income (expense),
  net........................     (101,146)      (111,872)       (80,401)      (23,293)      (20,810)
                               -----------   ------------   ------------   -----------   -----------
      Income (loss) before
        income taxes.........      540,497        394,827        254,913       441,770      (649,651)
Provision for (benefit from)
  income taxes...............        6,241          5,950        110,000       176,600      (260,000)
                               -----------   ------------   ------------   -----------   -----------
      Net income (loss)......  $   534,256   $    388,877   $    144,913   $   265,170   $  (389,651)
                               ===========   ============   ============   ===========   ===========
Net income (loss) per share
      Basic..................  $      0.07   $       0.05   $       0.02   $      0.03   $     (0.05)
                               ===========   ============   ============   ===========   ===========
      Diluted................  $      0.06   $       0.03   $       0.01   $      0.02   $     (0.05)
                               ===========   ============   ============   ===========   ===========
Weighted average shares
      Basic..................    7,684,633      8,540,924      8,540,924     8,540,924     8,540,924
                               ===========   ============   ============   ===========   ===========
      Diluted................    9,688,911     12,206,297     12,193,896    12,193,896     8,540,924
                               ===========   ============   ============   ===========   ===========

(1) The following table summarizes the departmental allocation of stock-based compensation:
    Consulting, support
      services and
      maintenance............  $        --   $         --   $      2,605   $        --   $    21,649
    Sales and marketing......           --             --         13,677            --        98,490
    Product development......           --             --          3,908            --        22,626
    General and
      administrative.........           --             --          5,861            --        18,954
                               -----------   ------------   ------------   -----------   -----------
      Total stock-based
        compensation.........  $        --   $         --   $     26,051   $        --   $   161,719
                               ===========   ============   ============   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                               ACCOUNT4.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                    COMMON STOCK                                                                        TOTAL
                               ----------------------   ADDITIONAL                                                  STOCKHOLDERS'
                               NUMBER OF      $.01       PAID-IN     SUBSCRIPTIONS     DEFERRED      ACCUMULATED       EQUITY
                                 SHARES     PAR VALUE    CAPITAL      RECEIVABLE     COMPENSATION      DEFICIT        (DEFICIT)
                               ----------   ---------   ----------   -------------   -------------   ------------   -------------
Balance at December 31,
  1996.......................  5,687,194    $ 56,872    $ 566,550      $     --       $        --    $(1,546,093)     $(922,671)
  Issuance of common stock to
    principal officers of the
    Company..................  5,687,195      56,872      (45,646)      (11,226)               --             --             --
  Exercise of stock
    options..................     10,132         101        1,899            --                --             --          2,000
  Net income.................         --          --           --            --                --        534,256        534,256
                               ----------   --------    ----------     --------       -----------    -----------      ---------
Balance at December 31,
  1997.......................  11,384,521    113,845      522,803       (11,226)               --     (1,011,837)      (386,415)
  Net income.................         --          --           --            --                --        388,877        388,877
                               ----------   --------    ----------     --------       -----------    -----------      ---------
Balance at December 31,
  1998.......................  11,384,521    113,845      522,803       (11,226)               --       (622,960)         2,462
  Deferred compensation on
    stock options............         --          --      314,271            --          (314,271)            --             --
  Amortization of deferred
    compensation.............         --          --           --            --            26,051             --         26,051
  Net income.................         --          --           --            --                --        144,913        144,913
                               ----------   --------    ----------     --------       -----------    -----------      ---------
Balance at December 31,
  1999.......................  11,384,521    113,845      837,074       (11,226)         (288,220)      (478,047)       173,426
  Deferred compensation on
    stock options
    (unaudited)..............         --          --    2,200,639            --        (2,200,639)            --             --
  Amortization of deferred
    compensation
    (unaudited)..............         --          --           --            --           161,719             --        161,719
  Net loss (unaudited).......         --          --           --            --                --       (389,651)      (389,651)
                               ----------   --------    ----------     --------       -----------    -----------      ---------
Balance at March 31, 2000
  (unaudited)................  11,384,521   $113,845    $3,037,713     $(11,226)      $(2,327,140)   $  (867,698)     $ (54,506)
                               ==========   ========    ==========     ========       ===========    ===========      =========

   The accompanying notes are an integral part of these financial statements.

                               ACCOUNT4.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED DECEMBER 31,         QUARTER ENDED MARCH 31,
                                                      -----------------------------------   ------------------------
                                                         1997        1998         1999         1999         2000
                                                      ----------   ---------   ----------   ----------   -----------
                                                                                                  (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss).................................  $  534,256   $ 388,877   $  144,913   $  265,170   $  (389,651)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities--
    Depreciation....................................      33,378      69,747       89,448       20,504        26,850
    Stock-based compensation expense................          --          --       26,051           --       161,719
    Changes in current assets and liabilities--
      Accounts receivable...........................    (676,872)   (401,012)     381,908     (305,997)     (315,712)
      Refundable and deferred income taxes..........          --          --           --           --      (260,000)
      Prepaid expenses and other current assets.....     (15,858)    (48,426)     (51,785)      18,809       (65,581)
      Accounts payable..............................     230,088    (191,335)      92,704      248,005       116,402
      Accrued expenses..............................     134,187     144,289       40,558       58,465      (201,975)
      Deferred revenue..............................      42,810    (197,124)     441,085       86,441      (322,895)
                                                      ----------   ---------   ----------   ----------   -----------
        Net cash provided by (used in) operating
          activities................................     281,989    (234,984)   1,164,882      391,397    (1,250,843)
                                                      ----------   ---------   ----------   ----------   -----------

Cash Flows from Investing Activities:
  Purchases of property and equipment...............     (89,795)    (75,641)    (136,140)     (34,024)      (23,708)
  (Increase) decrease in other assets...............      (2,154)     (2,146)      (2,346)      (4,329)          800
                                                      ----------   ---------   ----------   ----------   -----------
        Net cash used in investing activities.......     (91,949)    (77,787)    (138,486)     (38,353)      (22,908)
                                                      ----------   ---------   ----------   ----------   -----------

Cash Flows from Financing Activities:
  Payments on capital lease obligations.............      (1,389)     (3,209)      (3,885)        (903)       (1,093)
  Proceeds from exercise of stock options...........       2,000          --           --           --            --
                                                      ----------   ---------   ----------   ----------   -----------
        Net cash provided by (used in) financing
          activities................................         611      (3,209)      (3,885)        (903)       (1,093)
                                                      ----------   ---------   ----------   ----------   -----------

Net Increase (Decrease) in Cash and Cash
  Equivalents.......................................     190,651    (315,980)   1,022,511      352,141    (1,274,844)
  Cash and Cash Equivalents, beginning of period....     854,478   1,045,129      729,149      729,149     1,751,660
                                                      ----------   ---------   ----------   ----------   -----------
  Cash and Cash Equivalents, end of period..........  $1,045,129   $ 729,149   $1,751,660   $1,081,290   $   476,816
                                                      ==========   =========   ==========   ==========   ===========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for--
  Interest..........................................  $  126,880   $ 139,403   $  134,796   $   33,557   $    34,848
                                                      ==========   =========   ==========   ==========   ===========
  Income taxes......................................  $       --   $  10,580   $   58,169   $    5,820   $    47,400
                                                      ==========   =========   ==========   ==========   ===========

Supplemental Disclosure of Noncash Investing and
  Financing Activities:
  Purchases of equipment through capital leases.....  $   23,907   $      --   $       --   $       --   $        --
                                                      ==========   =========   ==========   ==========   ===========
  Stock issued in exchange for subscriptions
    receivable......................................  $   11,226   $      --   $       --   $       --   $        --
                                                      ==========   =========   ==========   ==========   ===========
  Deferred compensation on stock options............  $       --   $      --   $  314,271   $       --   $ 2,200,639
                                                      ==========   =========   ==========   ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                               ACCOUNT4.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  NATURE OF BUSINESS

    Account4.com, Inc. (the Company), formerly known as Work Management Solutions, Inc., was incorporated in December 1987. The Company provides Internet-based software products and services that enable professional services organizations (PSOs) and corporate information technology (IT) departments to successfully manage projects and to increase the utilization, productivity, effectiveness and retention of their workforces.

    The Company is subject to a number of risks common to rapidly growing technology-based companies, including rapid technological change, the ability to obtain adequate financing, competition from substitute products and larger companies, dependence on key individuals, and the need for successful development and marketing of commercial products and services.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements reflect the application of certain accounting policies described in this note and elsewhere in the notes to financial statements.

(A)  INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of March 31, 2000 and the statements of operations, cash flows and stockholders' equity (deficit) for the three months ended March 31, 1999 and 2000 are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

(B)  REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, SOFTWARE REVENUE RECOGNITION, as amended, issued by the American Institute of Certified Public Accountants (AICPA). Revenue is derived from the licensing of computer software products and the sale of software maintenance contracts and consulting services. Revenues from software products are recognized upon execution of a persuasive evidence of an arrangement, provided that the license fee is fixed and determinable, delivery of product has occurred via physical shipment or electronically, a determination has been made by management that collection is probable, and the Company has no remaining obligations. The Company executes separate contracts that govern the terms and conditions of each software license, maintenance arrangement and each professional services arrangement. These contracts may be elements in a multiple-element arrangement. Revenues under multiple-element arrangements, which may include several different software products or services sold together, are allocated to each element based on their respective fair values, with these fair values being determined using the price charged when that element is sold separately.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company recognizes revenues from maintenance support contracts ratably over the contract period. The Company has time and materials contracts for the consulting services and recognizes consulting revenues as the services are performed.

    Software license costs consist primarily of the media on which the product is delivered and any related third-party royalties. The costs of consulting and support services consist primarily of salaries and benefits related to consulting personnel and the customer support group.

(C)  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and investments with original maturities of 3 months or less. Cash equivalents consist of money market investments.

(D)  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, as follows:

                                                              ESTIMATED USEFUL
ASSET CLASSIFICATION                                                LIFE
--------------------                                          ----------------
Furniture and fixtures......................................      3 years
Computer and office equipment...............................      3 years
Equipment under capital lease...............................    useful life

(E)  DEFERRED REVENUE

    Deferred support revenue consists of advance payments for maintenance and support services that have not yet been performed. Deferred product revenue consists of orders for which the software has been shipped, yet post-delivery obligations remain.

(F)  USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

(G)  CONCENTRATION OF CREDIT RISK

    Statement of Financial Accounting Standards (SFAS) No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET-RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. As of December 31, 1999 and March 31, 2000, the Company had no significant off-balance sheet risks, such as foreign currency exchange contracts or other hedging instruments. Financial instruments that potentially expose the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents in

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) several highly rated financial institutions. The Company maintains an allowance for potential bad debt but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

    The following table represents customers that account for more than 10% of revenue in any of the periods reported:

                                                YEAR ENDED
                                               DECEMBER 31,            QUARTER ENDED MARCH 31,
                                      ------------------------------   -----------------------
CUSTOMER                                1997       1998       1999        1999         2000
--------                              --------   --------   --------   ----------   ----------
                                                                             (UNAUDITED)
A...................................     13%        45%        36%         37%          16%
B...................................    *          *           11          33         *
C...................................    *          *          *          *              12

* REVENUES DERIVED FROM THIS CUSTOMER WERE LESS THAN 10% OF THE COMPANY'S TOTAL REVENUE FOR THE PERIOD.

    The following table represents customers that account for more than 10% of total accounts receivable at any of the dates reported:

                                                            DECEMBER
                                                               31,                MARCH 31,
                                                       -------------------   -------------------
CUSTOMER                                                 1998       1999       1999       2000
--------                                               --------   --------   --------   --------
                                                                                 (UNAUDITED)
A....................................................     59%        35%        53%        16%
B....................................................    *          *           23        *
C....................................................    *          *          *           19
D....................................................    *          *           11        *

* ACCOUNTS RECEIVABLE FROM THIS CUSTOMER WERE LESS THAN 10% OF THE COMPANY'S TOTAL ACCOUNTS RECEIVABLE AT THE DATE REPORTED.

(H)  BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

    Basic net loss per share is computed by dividing the net income (loss) for the period by the weighted average number of unrestricted common shares outstanding during the period. Diluted net loss per share is computed by dividing the net income (loss) for the period by the weighted average number of unrestricted common shares and potential common stock outstanding during the period, if dilutive. Potential common stock is comprised of restricted shares of common stock and the incremental common shares issuable upon the exercise of stock options. The following illustrates a

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reconciliation of the number of shares used in the calculation of basic and diluted net income (loss) per share for all periods presented:

                                              YEAR ENDED DECEMBER 31,            QUARTER ENDED MARCH 31,
                                       --------------------------------------   -------------------------
                                          1997         1998          1999          1999          2000
                                       ----------   -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)
Net income (loss)....................  $  534,256   $   388,877   $   144,913   $   265,170   $  (389,651)
                                       ==========   ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding........................   7,388,588    11,384,521    11,384,521    11,384,521    11,384,521
Less-weighted average restricted
  common shares outstanding..........     849,184     2,843,597     2,843,597     2,843,597     2,843,597
                                       ----------   -----------   -----------   -----------   -----------
Shares used in computing basic net
  income (loss) per share............   7,684,633     8,540,924     8,540,924     8,540,924     8,540,924
                                       ----------   -----------   -----------   -----------   -----------
Restricted shares--of common stock
  and the dilutive effect of assumed
  exercise of stock options..........   2,004,278     3,665,373     3,652,972     3,652,972            --
                                       ----------   -----------   -----------   -----------   -----------
Shares used in computing diluted net
  income (loss) per share............   9,688,911    12,206,297    12,193,896    12,193,896     8,540,924
                                       ----------   -----------   -----------   -----------   -----------
Basic net income (loss) per share....  $     0.07   $      0.05   $      0.02   $      0.03   $     (0.05)
                                       ==========   ===========   ===========   ===========   ===========
Diluted net income per share.........  $     0.06   $      0.03   $      0.01   $      0.02   $     (0.05)
                                       ==========   ===========   ===========   ===========   ===========
Antidilutive potential common
  stock..............................          --            --            --            --     4,072,152
                                       ==========   ===========   ===========   ===========   ===========

(I)  COMPREHENSIVE INCOME

    The Company is required to disclose all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions or other events and circumstances from nonowner sources. The Company has no such items for the years ended December 31, 1997, 1998 and 1999, or for the quarter ended March 31, 1999 and 2000.

(J)  ACCOUNTING FOR DERIVATIVES

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of these derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company has no derivative instruments at December 31, 1998 and 1999, or at March 31, 2000.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(K)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash equivalents, accounts receivable, accounts payable and debt. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1998 and 1999 and March 31, 2000. The estimated fair values have been determined through information obtained from market sources and management estimates.

(L)  SOFTWARE DEVELOPMENT COSTS

    SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain computer software development costs upon the establishment of technological feasibility. The Company has determined that the costs incurred from the time of technological feasibility to the completion of development are minimal and, therefore, expenses all costs to product development as incurred.

(M) ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

    In March 1998, AICPA issued SOP 98-1, ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 is effective for financial statements with fiscal years beginning after December 15, 1998.
SOP 98-1 provides guidance regarding accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard has not had a significant impact on the Company's financial results.

(N)  RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. This bulletin summarizes certain views of the staff on applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company believes that its current revenue recognition policy complies with the SEC guidelines.

(O)  STOCK-BASED COMPENSATION

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the measurement of the fair value of stock options or warrants to be included in the statements of operations or disclosed in the notes to financial statements. The Company has determined that it will account for stock-based compensation for employees under the intrinsic-value method of the Accounting Principles Board
(APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and elect the disclosure-only alternative under SFAS No. 123. The Company accounts for stock-based compensation for

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) nonemployees under the fair value method prescribed by SFAS No. 123. To date, there have been no material grants to nonemployees.

(3)  PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and consists of the following:

                                                                 DECEMBER 31,        MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Furniture and fixtures......................................  $  5,208   $ 26,897     $ 26,897
Computer and office equipment...............................   221,635    336,086      359,794
Equipiment under capital lease..............................    23,907     23,907       23,907
                                                              --------   --------     --------
                                                               250,750    386,890      410,598
    Less-Accumulated depreciation...........................   117,962    207,410      234,260
                                                              --------   --------     --------
                                                              $132,788   $179,480     $176,338
                                                              ========   ========     ========

(4)  ACCRUED EXPENSES

    Accrued expenses consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Accrued commissions.........................................  $226,428   $135,827     $ 80,574
Accrued royalties...........................................        --     17,380       15,588
Accrued payroll and related expenses........................   294,156    310,121      250,017
Other accrued expenses......................................   116,029    213,843      129,017
                                                              --------   --------     --------
                                                              $636,613   $677,171     $475,196
                                                              ========   ========     ========

    In 1993, the Company executed a nonexclusive value added reseller agreement with PlanView, Inc. (PlanView), which gives the Company rights to market and sell the PlanView work management system and obligates the Company to pay royalties to PlanView for all sales of the PlanView system. The agreement is renewable on an annual basis and is contingent upon the Company attaining specified minimum quarterly revenue targets. For the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, the Company recognized license revenues of approximately $1,070,000, $568,000, $322,000, $113,136 and $0, respectively, and expensed the related royalties as a component of software licenses, of $436,000, $281,000, $204,000, $80,000, and
$0, under this reseller arrangement. Effective January 1, 1999, the agreement was modified to create a joint and cooperative marketing program. Under the modified agreement, the Company may continue to perform consulting services for existing and future PlanView customers. The Company is liable to PlanView for a 15% fee on all future referrals by PlanView of the Company's Account4 software. In addition, PlanView will be liable to the Company for a 15% fee on all future referrals by the Company of the PlanView system. At December 31, 1999 and March 31, 2000, the Company had approximately

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4)  ACCRUED EXPENSES (CONTINUED)
$124,000 and $73,490, respectively, due to PlanView for royalties which is included as a component of accounts payable and accrued expenses in the accompanying balance sheet.

(5)  COMMITMENTS AND CONTINGENCIES

    The Company leases certain equipment and office space under noncancelable operating and capital lease agreements, which expire at various dates through 2002.

    Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of December 31, 1999 are as follows:

                                                              CAPITAL LEASES   OPERATING LEASES
                                                              --------------   ----------------
Year ended December 31,
  2000......................................................     $ 7,265           $384,236
  2001......................................................       7,265            369,330
  2002......................................................       5,448            219,508
                                                                 -------           --------
      Total future minimum lease payments...................      19,978           $973,074
                                                                                   ========
Less--Amounts representing interest.........................       4,554
                                                                 -------
      Present value of future minimum net capital lease
        payments............................................      15,424
Less--Current portion.......................................       4,700
                                                                 -------
      Capital lease obligations, less current portion.......     $10,724
                                                                 =======

    Total rent expense under operating leases was approximately $158,000, $340,000, $387,000, $93,000 and $113,000 for the years ended December 31, 1997,
1998 and 1999 and for the quarters ended March 31, 1999 and 2000, respectively.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  LONG-TERM DEBT

    Notes payable to a stockholder consists of the following for all periods presented:

$100,000 revolving credit line, interest at a bank's prime
  rate (9.50% at March 31, 2000) plus 3.5%, due December 31,
  2001......................................................         $   45,564
Subordinated notes payable, interest at a bank's prime rate
  plus 3.5%, due December 31, 2001..........................            400,000
Note payable, interest at a bank's prime rate plus 3.5%, due
  December 31, 2001.........................................            500,000
$240,000 line of credit, interest at a bank's prime rate
  plus 3.5%, due December 31, 2001..........................            100,000
                                                                     ----------
                                                                     $1,045,564
                                                                     ----------
Notes payable to a non-stockholder consisting of the
  following for all periods presented:
Note payable, subordinated to stockholder notes, interest at
  a bank's prime rate plus 3.5%, due December 31, 2001......             50,000
                                                                     ----------
    Total long-term debt....................................         $1,095,564
                                                                     ==========

    All debt was classified as current as of December 31, 1998. During 1999, all debt instruments were amended to be due December 31, 2001 and, therefore, are classified as long-term as of December 31, 1999 and March 31, 2000. During the years ended December 31, 1997, 1998, 1999 and for the quarters ended March 31, 1999 and 2000, the Company incurred approximately $136,000, $134,000, $131,000,
$32,000 and $35,000, respectively, of interest expense related to the notes payable.

    The Company also has a consulting agreement with the stockholder noted above. The Company paid approximately $12,000 under this agreement for services provided in each of the years ended December 31, 1997, 1998 and 1999 and $3,000 in the quarter ended March 31, 1999 and 2000. This agreement expires upon the repayment of all debt owed to this stockholder.

(7)  STOCKHOLDERS' EQUITY (DEFICIT)

    On April 26, 2000, the Company declared a 5.0662-for-1 stock split and authorized 50,000,000 shares of capital stock of which 40,000,000 shares are designated as common stock, $.01 par value and 10,000,000 shares are undesignated preferred stock, $0.01 par value per share. All share and per share amounts in the accompanying financial statements and notes have been retroactively adjusted in all periods presented to reflect this stock split.

    In April 1997, the Company issued 5,687,195 shares of common stock to two principal officers of the Company at a price of $0.002 per share, which was the fair market value at the date of issuance as determined by the Board of Directors. As a condition of the common stock issuance, the two officers each executed a Restricted Stock and Voting Agreement under which the Company retains the right to repurchase any or all of the restricted shares until a minimum liquidation level is achieved, or upon the occurrence of certain trigger events, as defined, including a qualified initial public offering, for the shorter of the duration of the officers' employment with the Company or 10 years. The agreement further states that certain transactions, as defined, require the approval of all stockholders prior to execution of the transaction. As of December 31, 1999, 2,843,598 shares were subject to restrictions.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(7)  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The two principal officers executed promissory notes totaling approximately $11,000 in connection with this issuance. The promissory notes are payable on demand with annual interest at a fixed rate of 8%.

(8)  STOCK OPTION PLAN

    The Company has a stock plan (1997 Stock Plan) pursuant to which the Board of Directors may grant an aggregate of 2,401,379 shares of common stock through incentive and nonqualified stock options and restricted stock grants and opportunities to make direct purchases of stock to certain employees, directors and consultants. Incentive stock options may not be less than the fair market value of the stock at the date of the grant, as determined by the Board of Directors. The exercise price of nonqualified options is determined by the Board of Directors at the date of the grant. Options may be exercised, subject to certain vesting requirements, for a period up to 10 years from the date of grant. At March 31, 2000 there are 1,162,693 options available for future grant. At December 31, 1999 and March 31, 2000, there were no stock options exercisable.

    The following is a summary of the stock option activity through March 31, 2000:

                                                                        RANGE OF
                                                                        EXERCISE
                                                       SHARES            PRICES
                                                      ---------       ------------
Outstanding at December 31, 1996...............         476,223       $  0.197
  Granted......................................         754,864          0.002
  Exercised....................................         (10,132)         0.197
  Canceled.....................................        (288,774)         0.197
                                                      ---------       ------------
Outstanding at December 31, 1997...............         932,181       $0.002-0.197
  Granted......................................          93,725        0.197-0.276
  Canceled.....................................        (111,457)       0.002-0.197
                                                      ---------       ------------
Outstanding at December 31, 1998...............         914,449       $0.002-0.276
  Granted......................................         206,447          0.592
  Canceled.....................................        (136,787)      $0.002-0.592
                                                      ---------       ------------
Outstanding at December 31, 1999...............         984,109       $0.002-0.592
  Granted (unaudited)..........................         257,110          0.592
  Canceled (unaudited).........................         (12,665)         0.592
                                                      ---------       ------------
Outstanding at March 31, 2000 (unaudited)......       1,228,554       $0.002-0.592
                                                      =========       ============
Exercisable March 31, 2000.....................               0            --
                                                      =========       ============
Exercisable December 31, 1999..................               0           .197
                                                      =========       ============
Exercisable December 31, 1998..................          96,258           .197
                                                      =========       ============
Exercisable December 31, 1997..................         116,523           .197
                                                      =========       ============

    Based upon the Company's vesting schedule, there are no options exerciseable at December 31, 1997, 1998, 1999 and March 31, 2000.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8)  STOCK OPTION PLAN (CONTINUED)
    In connection with the granting of stock options to our employees in the year ended December 31, 1999 and the quarter ended March 31, 2000, we recorded deferred stock-based charges totaling approximately $314,000 in the year ended December 31, 1999 and $2.2 million in the quarter ended March 31, 2000. These amounts represent the difference between the exercise prices at which the stock options were granted, and the deemed fair value of our common stock on the date of the grants. This amount is included as a component of shareholders' equity (deficit) and, in accordance with the method described in Financial Accounting Standards Board Interpretation No. 28. The Company recorded amortization of approximately $23,000 and $162,000 in the year ended December 31, 1999 and the quarter ended March 31, 2000. At March 31, 2000, the remaining unamortized stock-based compensation totaled approximately $2.3 million and will be amortized over the following periods:


9 months ending December 31, 2000                         $  493,000
Year ending December 31, 2001                                657,000
Year ending December 31, 2002                                646,000
Year ending December 31, 2003                                370,000
Year ending December 31, 2004                                162,000
                                                          ----------
    Total                                                 $2,328,000
                                                          ==========

    In April 2000, the Company granted 240,000 shares of common stock at $3.00 per share.

    The following table summarizes information regarding the Company's stock options outstanding at March 31, 2000:

                                                                          OPTIONS OUTSTANDING
                                                                ----------------------------------------
                                                                                WEIGHTED
                                                                                 AVERAGE        WEIGHTED
                                                                                REMAINING       AVERAGE
                                                                               CONTRACTUAL      EXERCISE
RANGE OF EXERCISE PRICES                                         NUMBER           LIFE           PRICE
------------------------                                        ---------      -----------      --------
$0.002....................................................        701,674          7.4           $0.002
$0.197-0.276..............................................         86,126          8.4            0.229
$0.592....................................................        440,754          9.5            0.592
                                                                ---------          ---           ------
                                                                1,228,554          8.2           $ 0.22
                                                                =========          ===           ======

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8)  STOCK OPTION PLAN (CONTINUED)
    The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options granted as of March 31, 2000 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average information and assumptions used are as follows:

                                                                                             QUARTER ENDED
                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                         ----------------------------------------       -----------------------
                                           1997            1998            1999           1999           2000
                                         ---------       ---------       --------       --------       --------
                                                                                              (UNAUDITED)
Risk-free interest rate...........       5.83-6.20%      4.65-5.72%       4.65%          4.65%          5.80%
Expected dividend yield...........          --              --              --             --             --
Expected lives....................        7 years         7 years        7 years        7 years        7 years
Expected volatility...............          --              --              --             --             --

    The following table summarizes the weighted average grant date fair value and weighted average exercise price of options granted during the years ended December 31, 1997, 1998 and 1999 and during the quarter ended March 31, 2000. For purposes of the table below, the weighted average grant date fair value was computed using the Black-Scholes option pricing model.

                                                                  WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                       SHARES        FAIR VALUE       EXERCISE PRICE
                                                      ---------   ----------------   ----------------
Exercise price equals fair value....................    928,382        $0.10              $0.10
Exercise price less than fair value.................    300,172         8.70               0.59
                                                      ---------        -----              -----
                                                      1,228,554        $2.20              $0.22
                                                      =========        =====              =====

    The pro forma effect of applying SFAS No. 123 would be as follows:

                                                    DECEMBER 31,                 MARCH 31,
                                           ------------------------------   --------------------
                                             1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   ---------
                                                                                (UNAUDITED)
Net income (loss)--
  As reported............................  $534,256   $388,877   $144,913   $265,170   $(389,651)
  Pro forma..............................   534,224    388,154    139,486    264,735    (395,937)

Diluted net income (loss) per share--
  As reported............................  $   0.06   $   0.03   $   0.01   $   0.02   $   (0.05)
  Pro forma..............................      0.06       0.03       0.01       0.02       (0.05)

(9)  INCOME TAXES

    The Company provides for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Accordingly, the Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences and carryforwards to the extent that they are realizable.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(9)  INCOME TAXES (CONTINUED)
    The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences at December 31 are as follows:

                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Nondeductible reserves and accruals.........................  $   2,591   $  31,791   $  79,969
Deferred revenue............................................    (15,384)    (19,782)      1,418
Credit carryforwards........................................    293,318     205,192     185,192
Net operating loss carryforwards............................    152,075          --          --
                                                              ---------   ---------   ---------
    Total deferred tax asset................................    432,600     217,201     266,579
Less--Valuation allowance...................................   (432,600)   (217,201)   (266,579)
                                                              ---------   ---------   ---------
                                                              $      --   $      --   $      --
                                                              =========   =========   =========

    The Company has certain tax credit carryforwards of approximately $185,192. If not utilized, these carryforwards expire at various dates beginning 2008.

    A reconciliation of the statutory rate to the Company's effective tax rate is as follows:

                                                                        YEAR ENDED                QUARTER ENDED
                                                                       DECEMBER 31,                 MARCH 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Income tax provision at federal statutory rate..............     34%        34%        34%        34%       (34)%
State tax expense (net of federal benefit)..................      6          6          6          6         (6)
Permanent timing differences................................      2          2          3         --         --
Utilization of credits and net operating loss
  carryforwards.............................................    (41)       (40)        --         --         --
                                                                ---        ---         --         --        ---
      Effective tax rate....................................      1%         2%        43%        40%       (40)%
                                                                ===        ===         ==         ==        ===

(10)  EMPLOYEE BENEFIT PLAN

    In 1989, the Company established a 401(k) Employee Savings Plan (the Plan). The Plan is open to eligible full-time employees, as defined, and operates on a payroll deduction basis. All eligible employees, as defined, may contribute specified percentages of their salaries up to a maximum of 15%, subject to Internal Revenue Service limitations. Employee contributions are 100% vested at all times. To date, the Company has not made any contributions to the Plan.

(11)  SEGMENT INFORMATION

    Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker is the chief executive officer. Based on criteria established by SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the Company has one reportable operating segment, the results of which are disclosed in the accompanying financial statements.

                               ACCOUNT4.COM, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(11)  SEGMENT INFORMATION (CONTINUED)
    The following table represents a breakdown of revenues by individual products:

                                                                                 QUARTER ENDED
                                           YEAR ENDED DECEMBER 31,                 MARCH 31,
                                     ------------------------------------   -----------------------
                                        1997         1998         1999         1999         2000
                                     ----------   ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Account4 software licenses.........  $   24,750   $  250,550   $1,948,810   $  770,000   $  795,750
Account4 services..................      15,450       45,105      989,335      107,415      568,231
Other software licenses............   1,539,037      815,095      473,897      143,291           --
Other services.....................   2,733,703    4,908,426    4,649,161    1,289,693      509,522
                                     ----------   ----------   ----------   ----------   ----------
                                     $4,312,940   $6,019,176   $8,061,203   $2,310,399   $1,873,503
                                     ==========   ==========   ==========   ==========   ==========

(12)  VALUATION AND QUALIFYING ACCOUNTS

    The following is a rollforward of the Company's allowance for bad debts:

                                                      BALANCE AT                            BALANCE AT
                                                      BEGINNING                               END OF
                                                      OF PERIOD    ADDITIONS   DEDUCTIONS     PERIOD
                                                      ----------   ---------   ----------   ----------
Year ended December 31, 1997........................    $    --    $     --    $      --      $    --
                                                        =======    ========    =========      =======
Year ended December 31, 1998........................    $    --    $ 25,140    $      --      $25,140
                                                        =======    ========    =========      =======
Year ended December 31, 1999........................    $25,140    $136,894    $(118,294)     $43,740
                                                        =======    ========    =========      =======
Quarter ended March 31, 2000 (unaudited)............    $43,740    $ 20,000    $      --      $63,740
                                                        =======    ========    =========      =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------

                              P R O S P E C T U S

                            ------------------------

                         The Robinson-Humphrey Company
                       Gerard Klauer Mattison & Co., Inc.
                                  FAC/Equities

                                         , 2000

    Until             , 2000, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee. None of the following expenses will be paid by the selling shareholders.

SEC registration fee........................................  $    17,002
NASD filing fee.............................................        6,940
Nasdaq National Market listing fee..........................       90,500
Printing....................................................      150,000
Legal fees and expenses.....................................      150,000
Accounting fees and expenses................................      100,000
Blue sky fees and expenses..................................       *
Transfer agent and registrar fees...........................       *
Directors and officers insurance............................       *
Miscellaneous...............................................       *
                                                              -----------
      Total.................................................  $
                                                              ===========
------------------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, the registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

    As permitted by the Delaware General Corporation Law, the By-Laws of the registrant provide that (i) the registrant is required to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions,
(ii) the registrant is required to advance expenses, as incurred, to its directors, officers, employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iii) the rights conferred in the By-Laws are not exclusive.

    Reference is also made to Section       of the Underwriting Agreement, the
form of which has been filed as Exhibit number       to this registration
statement, which provides for the indemnification of officers, directors and controlling persons of the registrant against certain liabilities. The indemnification provisions in the registrant's Certificate of Incorporation and By-Laws may be sufficiently broad to permit indemnification of the registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

    The registrant intends to purchase directors and officers liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past 3 years, the following securities were sold or issued by the registrant without registration under the Securities Act of 1933, as amended (the "Act"):

(a) Issuances of Capital Stock

    - In 1997, the registrant issued and sold to John J. Lucas, in exchange for a promissory note in the amount of $6,174.17, and subject to a restricted stock and voting agreement, 3,127,958 shares of our common stock

    - In 1997, the registrant issued and sold to Stephen M. Grange, in exchange for a promissory note in the amount of $5,051.59, and subject to a restricted stock and voting agreement, 2,559,237 shares of our common stock

    - In 1997, the registrant issued and sold to John Sayles upon the exercise of stock options, 10,132 shares of our common stock at an exercise price of $1.00 per share.

(b) Grants of stock options

    - Our 1997 Stock Plan was adopted by the board of directors in 1997. At various times since 1997 we issued 1,552,147 options for shares of our common stock to employees at purchase prices of between $.002 per share and $.59 per share, and 60,000 options for shares of common stock to directors at purchase prices of $3.00 per share pursuant to our 1997 Stock Plan.

    The above securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of such exemptions are based upon the following: (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the registrant, were able to bear the economic risk of an investment in the registrant, had access to or were furnished with the kinds of information that registration under the Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof,
(ii) a restrictive legend was placed on each certificate evidencing the securities; and (iii) each purchaser acknowledged in writing that he knew the securities were not registered under the Act or any State securities laws, and were "Restricted Securities" as that term defined in Rule 144 under the Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States except pursuant to an effective Registration Statement under the Act and any applicable State securities laws, or pursuant to any exemption from registration under the Act, the availability of which is to be established to the satisfaction of the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following exhibits are filed as part of this registration statement:


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement
        3.1             Certificate of Incorporation of the registrant, as amended to date
        3.2             By-Laws of the registrant, as amended to date
        4.1*            Form of registrant common stock certificate
        5.1*            Opinion of Choate, Hall & Stewart regarding the legality of the securities being registered
       10.1             2000 Employee Stock Purchase Plan
       10.2*            1997 Stock Plan

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
       10.3**           Proprietary Software License Agreement between registrant
                        and Keane, Inc., dated February 22, 1999
       10.4             Services Agreement between registrant and State Farm Mutual
                        Automobile Insurance Company, dated September 26, 1996
       10.5             Master Consulting Services Agreement between registrant and
                        State Farm Mutual Automobile Insurance Company, dated
                        July 16, 1998
       10.6             Wells Research Center Office Lease between Wells Avenue
                        Senior Holdings LLC and registrant, dated May 6, 1997
       10.7             Restricted Stock and Voting Agreement between registrant,
                        LRF Investments, Inc., Echo Services, Inc. and Stephen M.
                        Grange, dated April 10, 1997
       10.8             Restricted Stock and Voting Agreement between registrant,
                        LRF Investments, Inc., Echo Services, Inc. and John J.
                        Lucas, dated April 10, 1997
       10.9             Extension of Maturity of Promissory Notes dated
                        December 14, 1999 between registrant and LRF Investments,
                        Inc.
       10.10            Maturity extension letter dated April 30, 1992 between
                        registrant and LRF Investments, Inc.
       10.11            $240,000 Line of Credit Note payable by the registrant to
                        LRF Investments, Inc., dated January 29, 1990
       10.12            $500,000 Note payable by the registrant to LRF Investments,
                        Inc., dated August 15, 1989
       10.13            $160,000 Subordinated Note payable by the registrant to LRF
                        Investments, Inc., dated October 25, 1988
       10.14            $50,000 Promissory Note payable by the registrant to
                        Michael B. Shattow, dated July 22, 1988
       10.15            $100,000 Revolving Credit Note payable by the registrant to
                        LRF Investments, Inc., dated April 20, 1988
       10.16            $240,000 Subordinated Note payable by the registrant to LRF
                        Investments, Inc., dated April 20, 1988
       10.17            Securities Purchase Agreement between the registrant,
                        Michael Shattow, and LRF Investments, Inc., dated April 20,
                        1988
       23.1+            Consent of Arthur Andersen LLP
       23.2*            Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
       24.1+            Power of Attorney (contained on page II-5)
       27.1+            Financial Data Schedule


------------------------


+   Previously filed.



*   To be filed by amendment.



** Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.


    (b) Financial Statements and Schedule

       See Index to Financial Statements on page F-1 of the prospectus which forms a part of this registration statement.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 25th day of May, 2000.


                                                       ACCOUNT4.COM, INC.

                                                       By:              /s/ JOHN J. LUCAS
                                                            -----------------------------------------
                                                                          John J. Lucas
                                                             CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 25, 2000.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chairman, President and
                  /s/ JOHN J. LUCAS                      Chief Executive Officer
     -------------------------------------------         (principal executive          May 25, 2000
                    John J. Lucas                        officer)

                                                       Senior Vice President and
                /s/ STEPHEN M. GRANGE                    Chief Financial Officer
     -------------------------------------------         (principal financial and      May 25, 2000
                  Stephen M. Grange                      accounting officer)

                          *
     -------------------------------------------       Director                        May 25, 2000
                  Joseph J. Freeman

                          *
     -------------------------------------------       Director                        May 25, 2000
                  E. William Howard

                          *
     -------------------------------------------       Director                        May 25, 2000
                  Edward P. Marram

                          *
     -------------------------------------------       Director                        May 25, 2000
                   John P. McGrath



*By:                    /s/ JOHN J. LUCAS
             --------------------------------------          Attorney-in-fact                May 25, 2000
                          John J. Lucas

                                 EXHIBIT INDEX


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement
        3.1             Certificate of Incorporation of the registrant, as amended to date
        3.2             By-Laws of the registrant, as amended to date
        4.1*            Form of registrant common stock certificate
        5.1*            Opinion of Choate, Hall & Stewart regarding the legality of the securities being registered
       10.1             2000 Employee Stock Purchase Plan
       10.2*            1997 Stock Plan
       10.3**           Proprietary Software License Agreement between registrant
                        and Keane, Inc., dated February 22, 1999
       10.4             Services Agreement between registrant and State Farm Mutual
                        Automobile Insurance Company, dated September 26, 1996
       10.5             Master Consulting Services Agreement between registrant and
                        State Farm Mutual Automobile Insurance Company, dated
                        July 16, 1998
       10.6             Wells Research Center Office Lease between Wells Avenue
                        Senior Holdings LLC and registrant, dated May 6, 1997
       10.7             Restricted Stock and Voting Agreement between registrant,
                        LRF Investments, Inc., Echo Services, Inc. and Stephen M.
                        Grange, dated April 10, 1997
       10.8             Restricted Stock and Voting Agreement between registrant,
                        LRF Investments, Inc., Echo Services, Inc. and John J.
                        Lucas, dated April 10, 1997
       10.9             Extension of Maturity of Promissory Notes dated
                        December 14, 1999 between registrant and LRF Investments,
                        Inc.
       10.10            Maturity extension letter dated April 30, 1992 between
                        registrant and LRF Investments, Inc.
       10.11            $240,000 Line of Credit Note payable by the registrant to
                        LRF Investments, Inc., dated January 29, 1990
       10.12            $500,000 Note payable by the registrant to LRF Investments,
                        Inc., dated August 15, 1989
       10.13            $160,000 Subordinated Note payable by the registrant to LRF
                        Investments, Inc., dated October 25, 1988
       10.14            $50,000 Promissory Note payable by the registrant to
                        Michael B. Shattow, dated July 22, 1988
       10.15            $100,000 Revolving Credit Note payable by the registrant to
                        LRF Investments, Inc., dated April 20, 1988
       10.16            $240,000 Subordinated Note payable by the registrant to LRF
                        Investments, Inc., dated April 20, 1988
       10.17            Securities Purchase Agreement between the registrant,
                        Michael Shattow, and LRF Investments, Inc., dated April 20,
                        1988
       23.1+            Consent of Arthur Andersen LLP
       23.2*            Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
       24.1+            Power of Attorney (contained on page II-5)
       27.1+            Financial Data Schedule


------------------------


+   Previously filed.



*   To be filed by amendment.



** Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.